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As filed with the Securities and Exchange Commission on August 3, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	91-1572822 (I.R.S. Employer Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NED M. BARNES, SECRETARY
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DONALD J. LUKES, ESQ. SHELLEY N. SWANSON, ESQ. Witherspoon, Kelley, Davenport & Toole, P.S. 1100 U.S. Bank Building 422 West Riverside Avenue Spokane, Washington 99201 (509) 624-5265	CHRISTOPHER J. HOGSTAD, ESQ. THOMAS L. McKEIRNAN, ESQ. Paine Hamblen Coffin Brooke & Miller, LLP 717 West Sprague Avenue Spokane, Washington 99201 (509) 455-6000

   Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the Proxy Statement/Prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $1.00 per share	1,056,487	N/A	$10,544,808	$2,636.20

(1)
Represents the maximum number of shares of Common Stock issuable or reserved for issuance upon consummation of the Merger described herein. Includes shares issuable upon: a) the exercise of outstanding stock options and b) the conversion of outstanding debentures prior or subsequent to the closing of the merger.

(2)
Pursuant to Rule 457(f)(1), the registration fee is based on the market value of Source Capital Corporation common stock on August 1, 2001 ($7.19), except that the fee with respect to the 234,207 shares issuable upon conversion of outstanding debentures is based on the maximum conversion price thereof ($19.78).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

[SOURCE LETTERHEAD]

Dear Shareholder:

    We cordially invite you to attend a special meeting of our shareholders, which will be held on October 18, 2001, at 10 a.m. local time, at the Doubletree Hotel (Spokane/City Center), 322 N. Spokane Falls Court, Spokane, Washington 99201. At the meeting, you will be asked to approve a merger agreement that will combine our company with Sterling Financial Corporation. In the merger, the exchange ratio is designed so that you will receive $7.50, in the form of Sterling common stock, for each share of Source common stock you own. This amount may be higher or lower, however, if the average closing price for Sterling common stock during a period just prior to the closing is outside of a range within the exchange ratio described in the attached proxy statement/prospectus.

    Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

    YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of Source common stock as of the record date approve the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger agreement. Only holders of Source common stock at the close of business on September 10, 2001 will be entitled to vote at the special meeting. Source's board of directors has determined that the merger is advisable, fair to and in the best interests of Source and its shareholders. The board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

    Attached is a notice of special meeting to shareholders and a proxy statement/prospectus, which describes the merger in detail. For your convenience, the first pages of the proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 11.

    If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact Source at (509) 928-0908.

                      Sincerely,

                      D. Michael Jones
                      President and Chief Executive Officer

Spokane, Washington
September 12, 2001

[SOURCE LETTERHEAD]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Source Capital Corporation:

    We will hold a special meeting of shareholders of Source Capital Corporation on Thursday, October 18, 2001, at 10 a.m. local time, at the Doubletree Hotel (Spokane/City Center), 322 N. Spokane Falls Court, Spokane, Washington 99201. The purpose of the meeting will be to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 27, 2001, among Sterling Financial Corporation, Sterling Interim Corporation, a wholly-owned subsidiary of Sterling, and Source.

    Under the merger agreement, Source will become a wholly-owned subsidiary of Sterling. Each outstanding share of Source common stock (other than dissenters' shares) will be converted into the right to receive $7.50 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $14.00 and $18.51. The $7.50 per share in the form of Sterling common stock will be based on the average closing price thereof within that period. Regardless of the average closing price of Sterling common stock, you will receive no less than 0.405 and no more than 0.536 of a share of Sterling common stock. Thus, you may receive more or less than $7.50 per share of Source common stock in the merger. The exact number of shares of Sterling common stock will be determined by the exchange ratio that is more fully described in the attached proxy statement/prospectus, which you should read carefully.

    We cannot complete the merger unless the holders of at least two-thirds of the shares of Source common stock outstanding on the record date vote to approve the merger agreement. Holders of Source common stock are entitled to assert dissenters' rights with respect to the merger under chapter 23B.13 of the Washington Business Corporation Act.

    Only holders of record of Source common stock at the close of business on September 10, 2001, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting. This notice and the attached proxy statement/prospectus are dated September 12, 2001 and are being sent to Source's shareholders on or about September 12, 2001.

                      By Order of the Board of Directors
                      of Source Capital Corporation

                      Lester L. Clark
                      Secretary

Spokane, Washington
September 12, 2001

    Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid envelope provided. You can revoke your proxy at any time before it is voted.

    The proxy statement/prospectus gives you detailed information about the proposed transactions and includes the merger agreement as Annex A. We encourage you to carefully read this entire document, including its annexes and the documents to which it refers. In particular, carefully read the "Risk Factors" relating to the merger beginning on page 11.

    Neither the SEC nor any State Securities Commission has approved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise.

    The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

    This proxy statement/ prospectus incorporates important business and financial information about Sterling and Source from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling and Source that are incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn: Investor Relations (509) 458-2711	Source Capital Corporation 8817 East Mission Avenue, Suite D Spokane, Washington 99212 (509) 928-0908

    See "Where You Can Find More Information" on page 45.

    To obtain timely delivery, stockholders must request the information no later than October 5, 2001.

PROXY STATEMENT/PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE STERLING/SOURCE MERGER	1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS	2
The Companies	2
Summary of the Transaction	3
SELECTED FINANCIAL DATA OF STERLING	8
SELECTED FINANCIAL DATA OF SOURCE	10
RISK FACTORS	11
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION	12
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA (UNAUDITED)	14
THE SOURCE SPECIAL MEETING	15
Date, time, place and purpose of Source's special meeting	15
Record date; outstanding shares; shares entitled to vote	15
Quorum; vote required	15
Voting of proxies	15
Recommendation of Source's board of directors	15
Share ownership of management	15
How to revoke your proxy	16
Abstentions and broker nonvotes	16
Voting electronically via Internet or telephone	16
Expenses of proxy solicitation	16
Dissenters' rights	17
Accountants	17
Certificates	17
THE MERGER	17
Background of the merger	17
Source's reasons for the merger	19
Recommendation of Source's board of directors	20
Opinion of Source's financial advisor	21
Sterling's reasons for the merger	26
Structure of the merger; completion and effectiveness of the merger	27
Exchange ratio; conversion of Source common stock	27
Treatment of options and employee stock purchase and benefit plans	27
Treatment of debentures	28
Interests of Source's directors and executive officers in the merger	28
Restrictions on sales by affiliates of Source and Sterling	29
Material United States federal income tax consequences of the merger	29
Accounting treatment of the merger	30
Exchange of Source stock certificates for Sterling stock certificates	31
Listing of Sterling common stock; delisting and deregistration of Source common stock	31
THE MERGER AGREEMENT	31
Conditions to completion of the merger	31
Representations and warranties	32
Conduct of business before closing of the merger	33
Exclusivity	35
Termination of the merger agreement	35
Termination fees	35

i

Extension; waiver	36
Amendment of the merger agreement	36
RELATED AGREEMENTS	36
The Source stock option agreement	36
Source management voting agreements	37
COMPARISON OF RIGHTS OF HOLDERS OF SOURCE COMMON STOCK AND STERLING COMMON STOCK	37
Right to Call Special Meeting of Shareholders	38
Preemptive Rights	38
Issuance of Stock in Series	38
Removal of Directors	38
Anti-takeover Provisions	39
Related Person Transactions	39
RIGHTS OF DISSENTING SOURCE SHAREHOLDERS	39
Requirements for exercising appraisal rights	39
Appraisal procedure	40
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF SOURCE	42
Security Ownership of Certain Beneficial Owners	42
Security Ownership of Directors and Executive Officers	42
LEGAL MATTERS	44
EXPERTS	44
SHAREHOLDER PROPOSALS	44
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS	45
WHERE YOU CAN FIND MORE INFORMATION	45
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	46
ANNEX A—Agreement and Plan of Reorganization
ANNEX B—Stock Option Agreement
ANNEX C—Fairness Opinion of Feldman Financial Advisors
ANNEX D—Dissenters' Rights Statute

ii

QUESTIONS AND ANSWERS ABOUT THE STERLING/SOURCE MERGER

Q:	What do I need to do now?
A:
You should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" approval of the merger agreement. You can also attend the special meeting and vote in person.
If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.
THE BOARD OF DIRECTORS OF SOURCE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
Q:	What do I do if I want to change my vote?
A:
You can change your vote, in one of three ways, at any time before your proxy is voted at the special meeting. First, you can send Source a written notice stating that you would like to revoke your proxy. Second, you can complete and send a later-dated signed proxy card to Source. Third, you can attend the special meeting and vote in person.
Q:	If my Source shares are held in "street name" by my broker, will my broker vote my shares for me?
A:
Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.
Q:	Should I send in my Source stock certificates now?
A:
No. After the merger is completed, we will send you written instructions for exchanging your Source stock certificates for Sterling stock certificates. Please do not send in your stock certificates with your proxy card.
Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible. We hope to complete the merger in late October 2001, if all required matters have been completed at that time.
Q:	Will I recognize a taxable gain or loss on the transaction?
A:
We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that you will recognize a gain or loss with respect to cash received instead of a fractional share. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.
Q:	Whom should I call with questions?
A:	If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:
Lester L. Clark Source Capital Corporation (509) 928-0908

You may also obtain additional information about Sterling and Source from documents we file with the Securities and Exchange Commission, by following the instructions in the section entitled "Where You Can Find More Information" on page 45.

SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

    This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

The Companies

     Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
www.sterlingsavings.net

    Sterling Financial Corporation is a holding company, the significant operating subsidiary of which is Sterling Savings Bank. The significant operating subsidiaries of Sterling Savings Bank are Action Mortgage Company, INTERVEST-Mortgage Investment Company and Harbor Financial Services, Inc. Sterling Savings Bank commenced operations in 1983 as a Washington State-chartered, federally insured stock savings and loan association headquartered in Spokane, Washington.

    Sterling provides personalized, quality financial services to its customers as exemplified by its "Hometown Helpful" philosophy. Sterling believes that this dedication to personalized service has enabled it to maintain a stable retail deposit base. With $2.66 billion in total assets at June 30, 2001, Sterling attracts Federal Deposit Insurance Corporation insured deposits from the general public through 77 retail branches located primarily in rural and suburban communities in Washington, Oregon, Idaho and Montana. Sterling originates loans through its branch offices, as well as Action Mortgage residential loan production offices in the metropolitan areas of Spokane and Seattle, Washington; Portland, Oregon; and Boise, Idaho, and through INTERVEST commercial real estate lending offices located in the metropolitan areas of Spokane and Seattle, Washington; and Portland, Oregon. Sterling also markets tax-deferred annuities, mutual funds and other financial products through Harbor Financial.

    For additional information about Sterling's business, see Sterling's Annual Report on Form 10-K for the year ended December 31, 2000 and other documents Sterling has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 45. The information on Sterling's Web site is not part of this proxy statement/prospectus.

Source Capital Corporation
8817 East Mission Avenue, Suite D
Spokane, Washington 99212
(509) 928-0908
www.sourcecapital.com

    Source Capital Corporation, headquartered in Spokane, Washington, has been in the business of lending, primarily through direct loans to individuals and corporations. Generally, its loans are collateralized, in whole or in part, by real estate or personal property. The Company's wholly-owned subsidiary, Source Capital Leasing Company, has been in the business of providing lease financing for a wide array of equipment and vehicle contracts. Leases have been structured as direct financing contracts and are generally collateralized through collateral perfection and personal guarantees.

    For additional information about Source's business, see Source's Annual Report on Form 10-KSB for the year ended December 31, 2000 and other documents Source has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 45. The information on Source's Web site is not part of this proxy statement/prospectus.

Summary of the Transaction

The merger (page 17)

    In the merger, Source and a wholly-owned subsidiary of Sterling will merge and Source will become a wholly-owned subsidiary of Sterling.

    The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this proxy statement/prospectus.

Source's reasons for the merger; recommendation of Source's board of directors (pages 19; 15 and 20)

    Source's board of directors believes the merger will provide several benefits to Source's shareholders, including:

  •
  the opportunity for Source's shareholders to receive a significant premium over the market price for shares of Source common stock existing before the public announcement of the merger; and

  •
  the ability of Source's shareholders to continue to participate in the growth of the business conducted by Sterling and Source following the merger and to benefit from the potential appreciation in value of shares of Sterling common stock.

    These potential benefits, however, may not be achieved. In addition, there are potential risks related to the merger. See "Risk Factors" on page 11. After careful consideration, Source's board of directors unanimously approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

Opinion of Source's financial advisor (page 21; Annex C)

    In deciding to approve the merger, Source's board of directors considered an opinion from its financial advisor, Feldman Financial Advisors, Inc., that the exchange ratio was fair from a financial point of view to holders of Source common stock.

Exchange ratio (page 27)

    You will be entitled to receive $7.50 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $14.00 and $18.51. The $7.50 per share of Sterling common stock will be based on the average trading price thereof within that period. Regardless of the average closing price of Sterling common stock, you will receive no less than 0.405 nor more than 0.536 of a share of Sterling common stock for each share of Source common stock that you own. The closing price for Sterling common stock on September 7, 2001 was [$      ]. Thus, you may receive more or less than $7.50 per share of Source common stock in the merger. Instead of issuing fractional shares of stock, Sterling will pay cash for fractional shares based on the average closing price of Sterling common stock over a specified period of time before the closing of the merger.

Tax consequences of the merger (page 29)

    Sterling and Source intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both parties receive an opinion from their tax counsel that the merger will so qualify. We expect that none of Source, Sterling or their respective shareholders will recognize a gain or loss for United States federal income tax purposes, except for taxes payable for cash received instead of fractional shares of Sterling common stock. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

Treatment of options (page 27)

    Outstanding options to purchase shares of Source common stock will be assumed by Sterling and will automatically become options to purchase shares of Sterling common stock on the same terms and conditions as the Source options. The number of shares subject to each option and the exercise price per share will be adjusted to reflect the exchange ratio.

Treatment of Convertible Debentures (page 28)

    Source's outstanding 7 1/2% Convertible Subordinated Debentures Due 2008 will be assumed by Sterling. Outstanding rights to convert the debentures into shares of Source common stock will be converted automatically into a right to convert the debentures into shares of Sterling common stock. Conversions will be subject to the terms of the indenture under which the conversion rights were granted. The number of shares and price of Sterling common stock subject to the conversion rights will be adjusted to reflect the exchange ratio.

Treatment of employee benefit plans (page 27)

    Immediately before the effective time of the merger, Source will terminate or modify according to Sterling's direction all of Source's employee benefit plans. Sterling has agreed to offer Source employees who remain at Sterling benefits commensurate with the benefits it gives to similarly situated Sterling employees.

Source special meeting (page 15)

    The special meeting of Source's shareholders will be held on Thursday, October 18, 2001, at 10 a.m. local time, at the Doubletree Hotel (Spokane/City Center), 322 N. Spokane Falls Court, Spokane, Washington 99201. At the meeting, you will be asked to approve a merger agreement that will cause Source to become a wholly-owned subsidiary of Sterling. You can vote at the special meeting only if you owned shares of Source common stock at the close of business on September 10, 2001, the record date.

Votes required for approval (page 15)

    The holders of at least two-thirds of the outstanding shares of Source common stock must approve the merger agreement. Source's shareholders are entitled to cast one vote for each share of Source common stock they owned as of the record date. Source's directors and executive officers, who collectively held approximately [16.5] percent of Source's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger.

    Sterling's shareholders are not required to approve the merger and will not vote on the merger.

Conditions to completion of the merger (page 31)

    Source's and Sterling's respective obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to qualifications:

  •
  Source's shareholders must approve the merger agreement as required by Washington law;

  •
  no statute, regulation, order, decree or injunction preventing the merger shall be in effect;

  •
  Source and Sterling must receive all regulatory consents and approvals for the merger;

  •
  Source's and Sterling's respective representations and warranties in the merger agreement must be true and correct except in respects that do not have a material adverse effect;

  •
  no material adverse change will occur with respect to Source's business condition;

  •
  both Source and Sterling must materially perform their obligations under the merger agreement;

  •
  the registration statement covering the shares of Sterling common stock to be issued in connection with the merger must be declared effective;

  •
  both Source and Sterling must receive legal opinions that the merger will be treated for federal income tax purposes as a tax-free reorganization;

  •
  the shares of Sterling common stock to be issued in exchange for Source common stock will be approved for quotation on the Nasdaq Stock Market; and

  •
  the holders of no more than ten percent of all outstanding shares of Source stock will dissent from the merger.

Termination of the merger agreement (page 35)

    Even if Source's shareholders approve the merger agreement, Sterling and Source can agree at any time to terminate the merger agreement without completing the merger. In addition, subject to qualifications, the merger agreement may be terminated by either Source or Sterling under circumstances including the following:

  •
  if the merger is not completed by June 22, 2002;

  •
  if Source's shareholders do not approve the merger agreement;

  •
  if the other party breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has a material adverse effect on the breaching party and is not timely cured or cannot reasonably be cured; or

  •
  if a final court order prohibiting the merger is issued and is not appealable.

    In addition, subject to qualifications, the merger agreement may also be terminated by Sterling if Source's board modifies or withdraws its approval or recommendation of the merger.

Termination fees (page 35)

    Source must pay Sterling a termination fee of $300,000 if Sterling terminates the merger agreement for any of the following reasons:

  •
  Source's shareholders do not approve the merger agreement;

  •
  Source breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has a material adverse effect on Source and is not timely cured or cannot reasonably be cured; or

  •
  Source's board of directors modifies or withdraws in a manner adverse to Sterling its approval or recommendation of the merger.

    Sterling must pay Source a termination fee of $75,000 if Source terminates the merger agreement because Sterling breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has a material adverse effect on Sterling and is not timely cured or cannot reasonably be cured.

The stock option agreement (page 36; Annex B)

    Source has entered into a stock option agreement with Sterling granting Sterling the option, under specific conditions, to purchase shares of Source common stock equal to 19.9% of Source's issued and outstanding shares. The exercise price of the option is $4.50 per share.

    The option becomes exercisable under a number of specified circumstances. The option will terminate on the completion of the merger and in other specified circumstances. Sterling's total profit under the option agreement is limited to $500,000 before taxes.

Source voting agreements (page 37)

    As a condition to the merger, Sterling required Source's directors and executive officers, who collectively held approximately [16.5] percent of Source's outstanding common stock as of September 10, 2001, the record date, to enter into voting agreements with Sterling. The voting agreements require Source's directors and executive officers to vote all the shares of Source common stock beneficially owned by them in favor of the merger agreement. Source's directors and executive officers also agreed not to sell or otherwise dispose of any shares of Source common stock they own or acquire until the expiration of the voting agreement without Sterling's prior written consent.

Interests of Source's directors and executive officers in the merger (page 28)

    When considering the recommendation of Source's board of directors, you should be aware that some of Source's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These include indemnification rights, acceleration of option vesting and other benefits and payments under agreements and employee benefit and retention plans. Source's board of directors was aware of and considered the interests of Source's directors and executive officers in approving the merger agreement and recommending that Source's shareholders approve the merger agreement.

Accounting treatment of the merger (page 30)

    Sterling expects to account for the merger using the purchase method of accounting under generally accepted accounting principles.

Dissenters' rights (page 17; Annex D)

    Under Washington law, Source's shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Source common stock. To preserve their rights, Source's shareholders who wish to exercise their statutory dissenters' rights must precisely follow the procedures described in chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached as Annex D.

Differences in rights of Source and Sterling shareholders (page 37)

    The rights of Source's shareholders are governed by Washington law and Source's articles of incorporation and bylaws. When the merger is completed, Source's shareholders will become shareholders of Sterling. Because Sterling, like Source, is a Washington corporation, the rights of Source's shareholders will continue to be governed by Washington law. However, the rights of Source's shareholders will also be governed by Sterling's articles of incorporation and bylaws, which differ in some respects from Source's.

Comparative Common Stock Price and Dividend Information (page 12)

    Shares of both Sterling common stock and Source common stock are listed on the Nasdaq Stock Market. On June 26, 2001, the last full trading day before the public announcement of the proposed merger, Sterling's common stock closed at $15.65 per share and Source's common stock closed at $4.60 per share. On September 7, 2001, a date just prior to the time of the printing of this proxy statement/prospectus, Sterling's common stock closed at [$  ] per share and Source's common stock closed at [$  ] per share. We urge you to obtain current market quotations.

SELECTED FINANCIAL DATA OF STERLING

    The following tables set forth selected historical consolidated financial and other data of Sterling for the five years ended December 31, 2000 and for the six months ended June 30, 2001 and 2000. The historical consolidated financial data for the six months ended June 30, 2001 and 2000 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2001. The financial information for the five years ended December 31, 2000 is based on, and qualified in its entirety by, the consolidated financial statements of Sterling, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction herewith.

		December 31,
	June 30, 2001	2000	1999	1998	1997	1996
	(Dollars in thousands)
Selected Financial Position Data:
Total assets	$2,659,248	$2,652,709	$2,546,925	$2,314,587	$1,938,353	$1,594,430
Loans receivable, net	1,896,865	1,965,927	1,787,771	1,468,534	1,105,739	970,196
Asset-backed securities	461,634	314,434	343,310	405,725	477,513	379,965
Investments	76,100	171,748	162,420	180,680	213,426	118,005
Deposits	1,702,331	1,724,219	1,617,368	1,545,425	1,084,445	952,379
FHLB Seattle advances	535,397	530,652	490,503	319,540	460,085	259,626
Other borrowings	110,000	110,000	110,000	97,240	72,240	32,240
Shareholders' equity	149,759	141,338	117,639	119,017	110,617	96,269
	Six Months Ended June 30,		Years Ended December 31,				Six Months Ended December 31,
									Fiscal Year Ended June 30, 1996
	2001	2000	2000	1999	1998	1997	1996	1995
	(Dollars in thousands, except per share amounts)
Interest income	$101,456	$98,457	$205,477	$177,374	$155,763	$135,885	$59,916	$59,874	$117,799
Interest expense	(60,913)	(59,092)	(125,544)	(102,004)	(96,558)	(88,077)	(38,626)	(41,785)	(80,172)

Net interest income	40,543	39,365	79,933	75,370	59,205	47,808	21,290	18,089	37,627
Provision for loan losses	(2,875)	(2,200)	(4,600)	(3,900)	(5,325)	(2,482)	(1,121)	(822)	(1,643)

Net interest income after provision
for loan losses	37,668	37,165	75,333	71,470	53,880	45,326	20,169	17,267	35,984
Other income	8,831	7,163	14,321	13,297	12,313	9,474	4,775	5,062	9,533
Merger, acquisition and conversion costs	0	0	0	0	(5,464)	0	0	0	0
Amortization of intangibles	(2,699)	(2,795)	(5,490)	(5,692)	(3,971)	(2,242)	(1,590)	(1,669)	(3,332)
Goodwill litigation	(515)	(350)	(1,074)	(272)	0	0	0	0	0
Other operating expenses	(31,947)	(30,564)	(61,404)	(58,514)	(46,856)	(36,187)	(24,217)	(14,562)	(29,777)

Income (loss) before income taxes	11,338	10,619	21,686	20,289	9,902	16,371	(863)	6,098	12,408
Income tax provision	(3,954)	(3,929)	(8,033)	(7,470)	(3,679)	(6,152)	(162)	(2,252)	(4,667)

Net income (loss)	7,384	6,690	13,653	12,819	6,223	10,219	(1,025)	3,846	7,741
Preferred stock dividends declared	0	0	0	0	0	(940)	(942)	(942)	(1,885)

Net income (loss) applicable to common shares	$7,384	$6,690	$13,653	$12,819	$6,223	$9,279	$(1,967)	$2,904	$5,856

Income (loss) per common share:
Basic(1)	$0.83	$0.75	$1.53	$1.44	$0.70	$1.27	$(0.30)	$0.45	$0.91
Diluted(1)	$0.82	$0.75	$1.52	$1.43	$0.69	$1.14	$(0.30)	$0.44	$0.88
Weighted average common shares outstanding:
Basic(1)	8,918,566	8,906,729	8,908,833	8,891,329	8,830,291	7,298,059	6,550,926	6,413,884	6,424,395
Diluted(1)	9,034,121	8,927,670	8,953,446	8,961,722	9,038,774	8,987,743	8,882,060	8,771,683	8,800,499

Ratios:
Return on average assets	0.56%	0.52%	0.52%	0.52%	0.30%	0.58%	(0.13)%	0.48%	0.49%
Return on average common shareholders' equity	10.2	11.2	11.0	10.7	5.4	11.1	(5.7)	8.0	8.1
Shareholders' equity to total assets at end of period	5.6	4.7	5.3	4.6	5.1	5.7	6.0	6.3	6.0
Book value per common share at end of period(1)	$16.78	$13.86	$15.86	$13.22	$13.43	$12.54	$10.71	$11.31	$10.36
Net interest margin			3.25%	3.35%	3.05%	2.84%	2.83%	2.35%	2.51%
Nonperforming assets to total assets at end of period	0.51	0.69	0.56	0.65	0.40	0.71	0.41	0.55	0.55
Operating Cash Performance Ratios:(2)
Operating cash earnings	$9,142	$8,451	$17,112	$16,415	$13,929	$11,618	$4,371	$4,899	$9,820
Operating cash earnings per common share — diluted(1)	$1.01	$0.95	$1.91	$1.83	$1.54	$1.29	$0.49	$0.56	$1.12
Operating cash return on average common shareholders' equity	12.6%	14.2%	13.8%	13.7%	12.1%	12.7%	9.9%	10.8%	10.9%
Operating cash return on average assets	0.69	0.66	0.65	0.67	0.66	0.66	0.55	0.61	0.62
Operating efficiency	65.8	66.4	66.3	66.3	65.0	63.2	69.3	62.9	63.1

(1)
All prior period per common share and weighted average common share amounts have been restated to reflect the 10% common stock dividend distributed on November 27, 2000.

Sterling changed its fiscal year end from June 30 to December 31, effective December 31, 1996. The selected financial data (except the ratios and statistical data) of Sterling for each of the periods has been derived from Sterling's consolidated financial statements. Such consolidated financial statements for the years ended December 31, 2000, 1999, 1998 and 1997, the six months ended December 31, 1996 and the fiscal year ended June 30, 1996 have been audited by PricewaterhouseCoopers LLP. The selected financial data as of and for all other periods presented are derived from unaudited financial statements and reflect the adjustments, all of which are of a normal and recurring nature, which in the opinion of management are considered necessary for a fair presentation of the financial position and results of operations for such periods.

(2)
Amounts and ratios exclude intangible amortization and other non-recurring items, including acquisition-related costs and adjustments and one-time SAIF assessments, net of related income taxes. Intangible amortization, net of income tax effect, was $1,758, $1,761, $3,459, $3,596, $2,512, $1,399, $1,011, $1,043 and $2,079 for the six months ended June 30, 2001 and 2000, years ended December 31, 2000, 1999, 1998 and 1997, the six months ended December 31, 1996 and 1995, and for the fiscal year ended June 30, 1996, respectively. Acquisition-related costs and other adjustments, net of income tax effect, were $5.2 million for the year ended December 31, 1998. One-time SAIF assessments, net of income tax effect, were $4,385 for the six months ended December 31, 1996.

For the operating efficiency ratios, intangible amortization excluded from operating expenses was $2,699, $2,795, $5,490, $5,692, $3,971, $2,242, $1,590, $1,669 and $3,332 for the six months ended June 30, 2001 and 2000, years ended December 31, 2000, 1999, 1998 and 1997, and six months ended December 31, 1996 and 1995, and for the fiscal year ended June 30, 1996, respectively. Acquisition-related costs excluded from operating expenses were $5,464 for the year ended December 31, 1998. One-time SAIF assessments, excluded from operating expenses were $6,145 for the six months ended December 31, 1996. Acquisition-related adjustments included in other income were $581,000 for the year ended December 31, 1998.

SELECTED FINANCIAL DATA OF SOURCE

    The following tables set forth selected historical consolidated financial and other data of Source for the three years ended December 31, 2000 and for the six months ended June 30, 2001 and 2000. The historical consolidated financial data for the six months ended June 30, 2001 and 2000 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2001. The financial information for the three years ended December 31, 2000 is based on, and qualified in its entirety by, the consolidated financial statements of Source, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction herewith.

	June 30,		December 31,
	2001	2000	2000	1999	1998
	(Dollars in thousands)
Selected financial condition data:
Total assets	$55,537	$73,718	$62,376	$61,114	$58,566
Loans receivable, net	41,563	55,645	46,063	42,834	40,412
Leases receivable, net	9,825	13,496	12,487	14,224	14,006
Borrowed funds	40,299	53,177	46,857	45,835	44,391
Shareholders' equity	14,229	13,690	14,090	13,677	12,836
	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
SELECTED OPERATING DATA:
Financing income:
Interest and fee income	$3,690	$3,924	$8,369	$6,596	$5,517
Lease financing income	981	1,156	2,411	2,675	1,482
Interest expense	(2,016)	(2,324)	(4,997)	(4,091)	(3,163)

Net financing income	2,655	2,756	5,783	5,180	3,836
Provision for loan and lease losses	(392)	(537)	(1,250)	(578)	(287)
Non-interest income	65	255	430	403	97
Non-interest expense	1,582	1,716	3,358	3,390	2,517

Net income before tax	746	758	1,605	1,615	1,129
Income tax provision	(274)	(216)	(595)	(560)	(384)

Net income	$472	$542	$1,010	$1,055	$745

Net income per common share:
Basic(1)	$.36	$.41	$.77	$.78	$.55
Diluted(1)	$.33	$.36	$.67	$.66	$.50
Cash dividends per common share(1)	$.22	$.22	$.22	$.18	$.18
Weighted average common shares outstanding:
Basic(1)	1,299,190	1,336,080	1,320,231	1,359,221	1,354,397
Diluted(1)	1,769,108	1,967,968	1,952,115	2,116,244	2,058,487

RATIOS:(1)
Return on average assets	1.61	1.56	1.47	1.65	1.47
Return on average equity	6.68	7.96	7.33	7.98	5.95
Average equity to average assets	24.1	19.6	20.0	20.7	24.7
Interest rate spread	7.27	7.20	7.29	7.20	6.54
Net interest margin	9.08	8.90	8.98	8.72	8.39
Efficiency ratio	59.7	62.3	58.1	65.4	65.6
Non-interest expense to average assets	5.40	4.93	4.87	5.32	4.97
Dividend payout ratio	28.6	28.2	28.2	32.7	33.3
CAPITAL RATIOS (at end of period):(1)
Stockholders' equity to assets	25.6	18.6	22.6	22.4	21.9
Tangible stockholders' equity to tangible assets	25.6	18.6	22.6	22.4	21.9

(1)
The selected financial data (except the ratios and statistical data) of Source for each of the periods has been derived from Source's consolidated financial statements. Such consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 have been audited by BDO Seidman, LLP. The selected financial data as of and for all other periods presented are derived from unaudited financial statements and reflect the adjustments, all of which are of a normal and recurring nature, which in the opinion of management are considered necessary for a fair presentation of the financial position and results of operations for such periods.

RISK FACTORS

    In addition to the other information contained or incorporated by reference into this proxy statement/prospectus and in the documents to which we refer you, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

The exchange ratio for Source common stock to be received in the merger has a collar that limits the amount of shares to be received.

    Regardless of the market prices of Sterling and Source common stock at the effective time of the merger, Source shareholders will receive between 0.405 and 0.536 of a share of Sterling common stock for each share of Source common stock they own. The market value of Sterling common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of Sterling and Source common stock may vary for many reasons, including changes in the business, operations or prospects of Sterling or Source, market assessments of the likelihood that the merger will be completed and general market and economic conditions. Because the merger will be completed after the special meeting, the prices of Sterling and Source common stock on the date of the special meeting may not be indicative of their prices on the date the merger is completed. Source cannot "walk away" from the merger or resolicit the vote of its shareholders based solely on changes in the value of Sterling common stock. We urge you to obtain current market quotations for Sterling and Source common stock.

Source's directors and executive officers have conflicts of interest that may influence them to support the merger.

    The directors and executive officers of Source participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, yours. These interests include indemnification rights, acceleration of option vesting and other benefits under certain agreements and employee benefit plans. As a result, Source's directors and executive officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors and executive officers to support and recommend the merger.

Failure to complete the merger could negatively impact Source's stock price and future business and operations.

    If the merger is not completed for any reason, Source may be subject to a number of material risks, including the following:

  •
  Source may be required to pay Sterling a termination fee of $300,000;

  •
  the stock option granted to Sterling by Source may become exercisable;

  •
  Source must pay its costs related to the merger, such as legal, accounting and financial advisory fees, even if the merger is not completed; and

  •
  the price of Source common stock may decline to the extent that the current market price of Source common stock reflects an assumption that the merger will be completed.

    In anticipation of the merger, Source intends to close its offices in Portland, Seattle and Phoenix and will not be making new loans, financing new leases or seeking new financing. Failure to complete the merger may adversely affect Source's ability to obtain satisfactory financing and to attract and retain customers, key management and other personnel.

    Further, if the merger is terminated and Source's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, Source is prohibited from soliciting, initiating, participating in any negotiations regarding, or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Sterling.

The price of Sterling common stock may be affected by factors different from those affecting the price of Source common stock.

    Upon completion of the merger, the holders of Source common stock will become holders of Sterling common stock. Sterling's business differs from that of Source, and Sterling's results of operations and the price of Sterling common stock may be affected by factors different from those that affected Source's results of operations and the price of Source common stock before the merger. Sterling's results could also be adversely affected if losses on Source's assets are higher than currently anticipated. For a discussion of Sterling's and Source's businesses and factors to consider in connection with those businesses, you should carefully review the financial statements and other documents which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 45.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

    Source common stock is listed on the Nasdaq Stock Market under the symbol "SOCC." Sterling common stock is listed on the Nasdaq Stock Market under the symbol "STSA." The following table sets forth the high and low sale prices of shares of Sterling common stock and Source common stock as reported on the Nasdaq Stock Market, and the cash dividends declared per share for the dates indicated. Sales prices in the table have been adjusted to reflect Sterling's ten percent common stock dividend in November 2000. We urge you to obtain current market quotations.

	Sterling Financial Corporation Common Stock		Source Capital Corporation Common Stock
	High	Low	High	Low	Dividends
Year Ended December 31, 2001
Second quarter	$17.60	$12.15	$7.00	$4.30	$—
First quarter	$14.19	$10.75	$4.94	$4.00	$0.22
Year Ended December 31, 2000
Fourth quarter	$13.00	$9.77	$5.94	$5.25	$—
Third quarter	$11.25	$9.44	$5.88	$5.31	$—
Second quarter	$12.05	$8.59	$5.50	$3.97	$—
First quarter	$11.36	$8.69	$5.00	$3.91	$0.22
Year Ended December 31, 1999
Fourth quarter	$12.16	$10.00	$8.00	$5.00	$—
Third quarter	$14.89	$11.82	$6.75	$5.38	$—
Second quarter	$15.35	$12.05	$7.00	$5.75	$—
First quarter	$15.91	$13.64	$6.94	$5.50	$0.18

    The following table sets forth the last reported sale price per share of Sterling common stock and Source common stock, as reported on the Nasdaq Stock Market, on (a) June 26, 2001, the last business day preceding public announcement of the signing of the merger agreement, and (b) September 7, 2001, the date just prior to the time of the printing of this proxy statement/prospectus:

	Sterling Financial Corporation Common Stock	Source Capital Corporation Common Stock	Equivalent Price Per Share
June 26, 2001	$15.65	$4.60	$7.50
[September 7, 2001]

    We believe that Source common stock presently trades on the basis of the value of the Sterling common stock expected to be issued in exchange for Source common stock in the merger, discounted primarily for the uncertainties associated with the merger.

    We advise you to obtain current market quotations for Sterling common stock and Source common stock. Past price performance is not necessarily indicative of likely future performance. The market prices of Sterling common stock and Source common stock at any time before the merger, and the market price of Sterling common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted, beyond the upper and lower limits thereof, for any increases or decreases in the market price of Sterling common stock that occur before the merger becomes effective. If the market price of Sterling common stock decreases or increases beyond the upper and lower limits of the exchange ratio before the merger, the value of the Sterling common stock to be received in the merger in exchange for Source common stock will correspondingly decrease or increase.

    Sterling has never paid cash dividends on its shares of common stock. Source has agreed not to pay cash dividends before the merger without Sterling's written consent. If the merger is not completed, Source presently intends to pay dividends in 2002 and thereafter consistent with past practices. Sterling has no present intention to pay cash dividends on its common stock before or after the merger.

SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA (UNAUDITED)

    The following table sets forth information about earnings per share, dividends per share and book value per share and similar information reflecting the merger. You can use this table to understand how the merger would have affected Sterling's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the periods described below. The first item listed on each category gives you historical information relating to Sterling. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Sterling and Source have incorporated to this proxy statement/prospectus or have filed previously with the SEC. See "Where You Can Find More Information" on page 45.

    The pro forma and pro forma equivalent per share data in the following table is presented for comparative purposes only and is not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma table is presented.

	Year Ended December 31, 2000	Six Months Ended June 30, 2001
Book value per common share
Sterling	$15.86	$16.78
Source	$10.82	$11.00
Sterling pro forma(1)	$16.34	$17.22
Per equivalent Source common share(2)	$4.99	$5.07
Basic earnings per common share
Sterling	$1.53	$0.83
Source	$0.77	$0.36
Sterling pro forma(3)	$1.54	$0.83
Per equivalent Source common share(4)	$0.35	$0.17
Diluted earnings per common share
Sterling	$1.52	$0.82
Source	$0.67	$0.33
Sterling pro forma(3)	$1.52	$0.82
Per equivalent Source common share(4)	$0.31	$0.15
Cash dividends per common share
Sterling	$—	$—
Source	$0.22	$0.22
Sterling pro forma	$—	$—
Per equivalent Source common share(2)	$0.10	$0.10

(1)
Amount represents the combined net worth for Sterling and Source divided by the sum of the number of shares outstanding for Sterling and Source multiplied by the exchange ratio, assumed to be .461 of a share of Sterling stock for each Source share.

(2)
Amount represents Source's book value multiplied by the exchange ratio, assumed to be .461 of a share of Sterling stock for each Source share.

(3)
Per share amount represents the combined net income for Sterling and Source divided by the sum of the number of shares outstanding for Sterling and Source multiplied by the exchange ratio, assumed to be .461 of a share of Sterling stock for each share of Source stock.

(4)
Calculated by multiplying Source EPS and cash dividends per share amounts by the exchange ratio, assumed to be .461 of a share of Sterling stock for each share of Source stock.

THE SOURCE SPECIAL MEETING

Date, time, place and purpose of Source's special meeting

    The special meeting of Source's shareholders will be held at 10 a.m. local time on October 18, 2001, at the Doubletree Hotel (Spokane/City Center), 322 N. Spokane Falls Court, Spokane, Washington 99201. At the meeting, Source's shareholders as of the record date will be asked to approve the merger agreement with Sterling.

Record date; outstanding shares; shares entitled to vote

    Only holders of record of Source common stock at the close of business on the record date, September 10, 2001, are entitled to notice of and to vote at the special meeting. As of the record date, there were [1,293,604] shares of Source common stock outstanding, held of record by approximately [1,100] shareholders. Each holder of Source common stock is entitled to one vote for each share of Source common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

Quorum; vote required

    The required quorum for the transaction of business at the special meeting is a majority of the shares of Source common stock outstanding on the record date, represented in person or by proxy. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Source common stock is required to approve the merger agreement.

Voting of proxies

    The Source board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. All properly signed proxies received by Source and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

    We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

    If you have questions or need assistance in completing or submitting your proxy card, please contact Lester Clark at the following address and telephone number:

    Source Capital Corporation
    8817 East Mission Avenue, Suite D
    Spokane, Washington 99212
    (509) 928-0908

Recommendation of Source's board of directors

    Source's board of directors unanimously recommends that you vote "for" approval of the merger agreement.

Share ownership of management

    As of the record date, Source's directors and executive officers collectively owned [213,667] shares of Source common stock, or approximately [16.5] percent of Source's outstanding shares. All of

Source's executive officers and directors have executed voting agreements with Sterling, under which they have agreed to vote their shares in favor of the merger.

How to revoke your proxy

    You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  •
  delivering to Source a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  •
  signing and delivering to Source a proxy card relating to the same shares and bearing a later date; or

  •
  attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

    Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your ownership of the shares.

Abstentions and broker nonvotes

    Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "for" the merger agreement.

    Brokers who hold shares of Source common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. If your broker holds your Source stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

    Abstentions and broker nonvotes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

Voting electronically via Internet or telephone

    A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

    The enclosed proxy is solicited by and on behalf of Source's board of directors. Source will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Source and its agents also may solicit proxies by mail, telephone, facsimile or in person. Source intends to reimburse persons who hold Source stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters' rights

    Under Washington law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Source common stock. To preserve your rights if you wish to exercise your statutory dissenters' rights, you must:

  •
  deliver to the secretary of Source before the special meeting written notice of your intent to demand payment for your shares of Source common stock if the merger is completed;

  •
  not vote your shares in favor of the merger agreement; and

  •
  follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section entitled "Rights of Dissenting Source Shareholders" on page 39.

    Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex D. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights.

Accountants

    Representatives of BDO Seidman, LLP, Source's independent certified public accountants, are expected to be present at the special meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Certificates

    You should not send in any certificates representing Source common stock. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Source stock certificates.

THE MERGER

    This section of the proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger.

Background of the merger

    During the first quarter of 2001, Bank of America advised Source that it had made a policy decision to exit the mortgage warehouse lending business. Accordingly, Bank of America indicated that it would not renew its portion of Source's $45 million credit line on the maturity date, April 30, 2001, but would extend it only to November 1, 2001. During the quarter, the company decided that until it had secured a replacement line of credit, it would discontinue making and funding new loans and lease financings.

    During regularly scheduled meetings in December 2000 and in February and May 2001, Source's board of directors discussed the strategic challenges and opportunities facing Source. At these meetings, several alternatives, including sale of the company, orderly liquidation, continuing real estate lending operations at various dollar levels and the liquidation of leasing operations were discussed. During the course of these meetings, the board reviewed past merger and acquisition discussions as well as the status of Source's line of credit.

    At the May 1, 2001 meeting, the board consensus was to begin an orderly liquidation of the company over an approximate three-year period subject to obtaining replacement financing from a financial institution to continue funding commercial real estate loans for the next two years.

    On May 25, 2001, Source's President and CEO, D. Michael Jones, held a meeting with and at the request of Harold B. Gilkey, Chairman and CEO of Sterling. Messrs. Jones and Gilkey discussed a possible business combination between Source and Sterling, on a preliminary basis. They further discussed how to proceed with due diligence reviews of each company.

    At a regular meeting of Sterling's board of directors on May 29, 2001, Mr. Gilkey made a presentation regarding the potential for an acquisition of Source. After the presentation and discussion, Sterling's board approved the transaction in principal and delegated to Sterling's management the responsibility of negotiating a definitive merger agreement and related documents.

    Messrs. Gilkey and Jones met again on June 4, 2001 and continued their discussion. They executed a mutual confidentiality agreement on behalf of Sterling and Source, respectively.

    Messrs. Gilkey and Jones met again on June 13, 2001. In a telephone conversation later that day, Messrs. Gilkey and Jones finalized the summary terms of the purchase offer subject to the negotiation of a definitive acquisition agreement and appropriate approvals.

    Source's board met on June 18, 2001. At that meeting, Mr. Jones reported on the status of the discussions with Sterling and discussed with the board various legal, commercial, employee and financial considerations. After discussion, the board authorized the senior management team to negotiate a definitive merger agreement and related documents. Throughout the months of May and June, Mr. Jones regularly communicated with members of Source's board to update them regarding the status of the discussions with Sterling.

    In May 2001, Source's counsel, Witherspoon, Kelley, Davenport & Toole, P.S., advised the company that because it also represented Sterling, the firm had a conflict of interest in representing Source and Sterling in connection with the merger. In June 2001, Source retained legal counsel, Paine Hamblen Coffin Brooke & Miller, LLP, to represent Source in connection with the merger agreement and all related matters. Source also retained Feldman Financial to provide Source with financial advice in connection with its discussions with Sterling.

    Representatives of Source and Sterling continued their discussions regarding a range of possible values to be paid on a per share basis to the shareholders of Source. The representatives also discussed various other financial, tax and accounting issues during this period. On June 18, 2001, with due diligence continuing, Sterling's legal counsel forwarded a draft merger agreement to Source and its legal and financial advisors.

    Throughout the month of June 2001, Source and Sterling representatives and legal counsel held numerous discussions regarding the terms and conditions of the proposed merger agreement and various other legal, financial, accounting and regulatory issues, including, among other things, closing conditions, the identification of required regulatory filings and the treatment of Source employee benefit plans.

    On June 26, 2001, Sterling's board discussed the status of the merger negotiations. After a report from senior management on due diligence, pricing and other matters and a discussion thereof, the board authorized senior management to enter into the merger agreement and related agreements.

    On June 27, 2001, Source's board met to review the terms of the proposed merger. A representative of Feldman Financial made a presentation regarding the financial terms of the proposed merger and discussed with Source's board, among other things, the financial performance of Source and Sterling. Source's board received the oral opinion of Feldman Financial, later confirmed in writing, that, as of that date, the exchange ratio set forth in the proposed merger agreement would be fair from a financial point of view to holders of Source common stock if it were somewhat modified.

    Source's outside legal counsel also reviewed certain legal matters with Source's board, including a detailed review of the proposed merger agreement, the board's fiduciary duties in the context of the proposed transaction and other relevant aspects of applicable law. Following these presentations and discussions, Source's board determined that the merger is fair to, and in the best interests of, Source and its shareholders. The board approved the merger and the merger agreement and related agreements, and resolved to recommend that the shareholders of Source vote to approve the merger agreement, on the condition that Sterling agreed to change the exchange ratio as recommended by Feldman. Source's board authorized senior management to execute and deliver the proposed merger agreement and related documents, including the option agreement.

    At a meeting on June 27, 2001, Sterling agreed to the proposed change in the exchange ratio following a discussion with Mr. Jones and counsel. The merger agreement and related documents were signed by Source and Sterling on June 27, 2001. On that afternoon, after trading closed on Nasdaq, the companies issued a joint press release announcing the execution of the merger agreement.

Source's reasons for the merger

    In reaching its decision to approve and adopt the merger agreement and to unanimously recommend that Source shareholders approve the merger agreement, Source's board identified reasons why the merger should be beneficial to Source and its shareholders. These potential benefits include the following:

  •
  the opportunity for Source shareholders to receive a significant premium over the market price for shares of Source common stock existing before the public announcement of the merger. Specifically, the initial exchange ratio in the merger represented a 63 percent premium over the closing price for Source common stock on June 26, 2001, the day preceding public announcement of the merger agreement, as well as 63 percent and 79 percent premiums over the closing prices of Source common stock on May 31, 2001 and December 31, 2000, respectively;

  •
  the ability of Source shareholders to continue to participate in the growth of the business conducted by Sterling and Source following the merger and to benefit from the potential appreciation in value of shares of Sterling common stock; and

  •
  the larger public float and trading volumes of shares of Sterling common stock compared to the public float and trading volumes of shares of Source common stock, which would provide Source shareholders, to the extent that they receive Sterling common stock, with the opportunity to gain greater liquidity in their investment.

    In the course of deliberations, Source's board also reviewed with its executive management team and its legal and financial advisors a number of additional factors relevant to the merger, including:

  •
  the terms and conditions of the merger agreement, including termination fees and closing conditions;

  •
  the likelihood that the merger would be completed;

  •
  the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

  •
  the opinion of Feldman Financial that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the exchange ratio is fair to shareholders of Source from a financial point of view;

  •
  information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Source and Sterling, including the prospects of Source if it were to continue as an independent company;

  •
  current economic and financial market conditions and historical market prices, volatility and trading information for Source common stock and Sterling common stock;

  •
  the belief, based on presentations by Source's legal and financial advisors, that the terms of the merger agreement and the stock option agreement, including the conditions to Sterling's obligation to close the merger and the ability of Source to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

  •
  whether strategic alternatives to the merger would enhance long-term shareholder value; and

  •
  discussions with management and Feldman Financial as to their due diligence investigations of Sterling.

    Source's board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:

  •
  the risk that the merger would not be consummated and the effect of the public announcement of the merger on Source's revenues and operating results and Source's ability to attract and retain key management and other personnel;

  •
  the possibility that the market value of Sterling common stock might decrease below the lower limit in the exchange ratio, causing less aggregate value to be paid to Source shareholders;

  •
  the fact that shareholders of Source will not receive the full benefit of any future growth in the value of their equity that Source may have achieved as an independent company, and the potential disadvantage to Source shareholders who receive Sterling common stock in the event that Sterling does not perform as well in the future as Source may have performed as an independent company;

  •
  the possibility that some provisions of the merger agreement, including the no-solicitation and termination fee payment provisions, together with the stock option agreement, might have the effect of discouraging other persons potentially interested in merging with or acquiring Source from pursuing such an opportunity; and

  •
  other matters described in the section entitled "Risk Factors" on page 11.

    Source's board concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to, and in the best interests of, Source and its shareholders.

    The above discussion does not include all of the information and factors considered by Source's board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Source's board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Source's board may have given different weight to different factors.

Recommendation of Source's board of directors

    After carefully evaluating these factors, both positive and negative, Source's board of directors has determined that the merger is fair to, and in the best interests of, Source and its shareholders. Source's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

Opinion of Source's financial advisor

    In connection with the merger, Source requested Feldman Financial to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Source common stock. At the June 27, 2001 meeting of Source's board, Feldman Financial delivered an oral opinion, subsequently confirming in writing on June 28, 2001, that as of that date and subject to certain considerations set forth in the opinion, the exchange ratio in the merger agreement was fair from a financial point of view to Source stockholders.

    The full text of Feldman Financial's written opinion, which sets forth a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Annex C. You should read the opinion carefully and in its entirety. Feldman Financial's opinion is directed to the Source board and addresses only the exchange ratio. The opinion does not address the underlying business decision of Source to engage in the merger or any other aspect of the merger, and does not constitute a recommendation to you as to how to vote at the special meeting. The summary of Feldman Financial's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Feldman Financial reviewed the merger agreement as well as certain publicly available business and financial information relating to Source and Sterling. With respect to Sterling, Feldman Financial's review was limited solely to ascertain the ability of Sterling to complete the merger. Feldman Financial also reviewed certain other information related to Source, and met with the senior management of Source to discuss the future prospects of Source. Feldman Financial also considered certain financial and stock market data of Source and compared that data with similar data for other publicly held companies in businesses similar to those of Source, and considered the financial terms of other merger and acquisition transactions that it deemed relevant. Feldman Financial also considered such other information, studies, analyses and examinations, and financial, economic and market criteria, which it deemed relevant.

    In preparing its opinion, Feldman Financial assumed and relied upon the accuracy and completeness of all financial and other information that it received, reviewed, or discussed. With respect to certain financial forecasts, Feldman Financial assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Source. The financial projections furnished to Feldman Financial and used by it in certain of its analyses were prepared by management of Source. Source does not publicly disclose internal management projections of the type provided to Feldman Financial and, as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and accordingly, actual results could vary significantly from those set forth in such projections. Feldman Financial did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of the assets or liabilities of Source or Sterling, and was not furnished with any such appraisal or evaluation. Feldman Financial was not retained to and did not review any individual loan credit files. Feldman Financial's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion.

    In formulating its opinion to the Source board, Feldman Financial prepared a variety of financial and comparative analyses, including those described below. The following is a summary of the material financial analyses performed by Feldman Financial and reviewed with the Source board in connection with its opinion dated June 28, 2001, and does not purport to be a comprehensive description of the analyses underlying Feldman Financial's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most relevant and appropriate methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Feldman Financial believes that its analyses must be considered as a whole and selecting portions of the analyses and factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

    Comparable Company Analysis.  Feldman Financial used publicly available financial information to compare selected financial performance and trading market data for Source and ten publicly traded, commercial specialty lenders, referred to collectively as the Source comparable group. The Source comparable group consisted of the following companies:

  Heller Financial, FINOVA Group, American Business Financial Services, Imperial Industries, AMRESCO, KBK Capital, Harbourton Financial, Continental Info Systems, General Credit and Helm Capital Group.

    The following table compares selected financial performance and trading market ratios of Source with the mean and median ratios for the ten commercial lenders composing the Source comparable group. The series of historical financial data used in connection with the ratios below was as of, or for the latest twelve months ended, March 31, 2001, and trading market price data was as of June 22, 2001.

		Comparable Group
	Source Capital
		Mean		Median
Debt/Equity	3.31x	5.12x		5.72x
Return on Average Assets	1.20%	(3.00	%)(1)	(4.87	%)(1)
Return on Average Equity	5.85%	(23.63	%)(1)	(26.79	%)(1)
Trading Price / Book Value	41.00%	68.13%		59.00%
Trading Price / LTM EPS	7.21x	4.16x		0.81x
Trading Price / Free Cash Flow	5.34x	6.93x		8.83x
Trading Price / Revenue	0.52x	1.20		0.49x
Trading Price / EBITDA	3.05x	5.87x		3.86x

(1)
Values significantly impacted by performance of six companies (FINOVA Group, Imperial Industries, AMRESCO, KBK Capital, Continental Info Systems and General Credit) which reported negative Return on Average Assets ("ROAA") and Return on Average Equity ("ROAE"). Two of these companies, Continental Info Systems and AMRESCO reported ROAA of less than (20.0%) and five of the companies, FINOVA, Continental Info Systems, AMRESCO, General Credit and Imperial Industries, reported an ROAE of less than (20.0%).

    Feldman Financial used publicly available financial information to compare selected financial performance and trading market data for Sterling and 27 publicly traded thrifts with total assets between $1 billion and $5 billion and less than 10.0% equity, referred to collectively as the Sterling comparable group. The Sterling comparable group consisted of the following companies:

    Anchor BanCorp Wisconsin, Inc. (WI), Andover Bancorp, Inc. (MA), BankAtlantic Bancorp, Inc. (FL), BankUnited Financial Corporation (FL), Coastal Bancorp, Inc. (TX), Commonwealth Bancorp, Inc. (PA), Dime Community Bancshares, Inc. (NY), Fidelity Bancshares, Inc. (FL), First Essex Bancorp, Inc. (MA), First Federal Capital Corp. (WI), First Financial Holdings, Inc. (SC), First Indiana Corporation (IN), FIRSTFED AMERICA BANCORP, INC. (MA), FirstFed Financial Corporation (CA), Hawthorne Financial Corporation (CA), ITLA Capital Corp. (CA), Matrix Bancorp, Inc. (CO), Metropolitan Financial Corp. (OH), OceanFirst Financial Corp. (NJ), PennFed Financial Services, Inc. (NJ), PFF Bancorp, Inc. (CA), Provident Financial Holdings, Inc. (CA), Quaker City Bancorp, Inc. (CA), Seacoast Financial Services Corporation (MA), St. Francis Capital Corporation (WI), Superior Financial Corp. (AR) and WSFS Financial Corp. (DE).

    The following table compares selected financial performance and trading market ratios of Sterling with the mean and median ratios for the 27 financial institutions composing the Sterling comparable group. The series of historical financial data used in connection with the ratios below was as of, or for the latest twelve months ended, March 31, 2001, and trading market price data was as of June 22, 2001.

		Comparable Group
	Sterling Financial
		Mean	Median
LTM ROAA	0.52%	0.80%	0.84%
LTM ROAE	10.70%	11.52%	11.21%
Net Interest Margin	3.25%	3.03%	2.92%
G&A Expense / Average Assets	2.56%	2.25%	2.09%
Equity / Assets	5.56%	6.91%	6.68%
Tang Equity / Tang Assets	3.79%	6.37%	6.24%
Loans / Deposits	117.89%	111.91%	114.60%
Trading Price / Book Value	100.24%	140.14%	139.54%
Trading Price / Tang. Book Value	149.64%	156.08%	154.58%
Trading Price / LTM EPS	10.61x	12.95x	12.72x
Dividend Yield	0.00%	1.47%	1.58%
One Yr. Stock Price Return	54.94%	68.60%	63.09%

    Comparable Transaction Analysis.  Feldman Financial reviewed certain financial data related to acquisitions of commercial lenders. Feldman Financial reviewed publicly available information for 16 transactions that were announced after January 1, 1999 and involved acquisitions of commercial lenders nationwide with a deal value less than $50 million, and 24 acquisitions of commercial lenders nationwide announced after January 1, 1999 with a total deal value greater than $50 million.

Deal Value Less than $50 Million
Acquirer	Seller

Greater Bay Bancorp	CAPCO Financial Co. Inc.
MILPI Acquisition Corp.	PLM International Inc.
Tidalwave Holdings Inc.	First American Mortgage Secs.
Allstate Financial Corp.	Harbourton Financial Corp.
Greater Bay Bancorp	Matsco Financial Corp.
Medallion Financial Corp.	Freshstart Venture Capital Corp.
Associated Banc-Corp	BNC Financial Corp.
Temple-Inland, Inc.	American Finance Group Inc.
Intervest Bancshares Corp.	Intervest Corp. of New York
Municipal Mrtg & Equity LLC	Midland Financial Holdings Inc.
Wintrust Financial Corp.	Tricom Inc.
Deere & Co.	Senstar Capital Corp.
MLC Holdings Inc.	CLG Inc.
First Sierra Financial Inc.	small ticket leasing -Fifth Third
Bingham Financial Services	Hartger & Willard Mrtg Assoc Inc.
Atlantic Bank of New York	Standard Funding Corp.
Deal Value Greater than $50 Million
Acquirer	Seller
Tyco International Ltd.	CIT Group Inc.
American Express Co.	SierraCities.com Inc.
General Electric Co.	Rollins Truck Leasing Corp.
Royal Bank of Canada	homebuilder lending — AMRESCO
General Motors Corp.	Commercial Services — FINOVA
General Electric Co.	Rentway Ltd.
Marubeni Corporation	trailer leasing — PLM
ABN AMRO Holding NV	Fidelity Leasing Inc.
Prudential Ins. Co. of America	WMF Group Ltd.
First Banks Inc.	First Capital Group
Integrated Capital Associates	PS Group Holdings Inc.
Hypercom Corp.	Golden Eagle LLC & Golden Leasing
FINOVA Group Inc.	Fremont Financial Corp.
CIT Group Inc.	Commercial Services unit — Heller
Textron Inc.	Litchfield Financial Corp.
CIT Group Inc.	Newcourt Credit Group Inc.
Associates First Capital Corp.	automotive fleet mgmt. — Newcourt
General Motors Corp.	Arriva Automotive Solutions
General Motors Corp.	BNY Financial Corp.
Avis Group Holdings Inc.	PHH and Wright Express
Heller Financial Inc.	HealthCare Financial Partners Inc.
Bay View Capital Corp.	Franchise Mortgage Acceptance Co.
Rabobank International	Tokai Financial Services Inc.
FINOVA Group Inc.	Sirrom Capital Corp.

    The following table compares offer price ratios derived by Feldman Financial for Source with the mean and median ratios for all comparative transactions. The various offer price ratios reviewed were based upon information available at the time of announcement of each transaction.

			Comparable Group
	Source Capital
			Mean		Median
Offer Price / Receivables	16.77%		54.57%		42.54%
Offer Price / Book Value Per Share	69.09%		186.52%		135.14%
Offer Price / LTM EPS	12.30	x	15.35	x	15.889	x
Offer Price / Revenue	1.62	x	3.67	x	2.53	x
Offer Price / Assets	15.71%		56.41%		37.72%

    The following table compares offer price ratios derived by Feldman Financial for Source with the mean and median ratios of the group of comparable transactions with deal values less than $50 million.

			Comparable Group
	Source Capital
			Mean		Median
Offer Price / Receivables	16.77%		40.59%		23.19%
Offer Price / Book Value Per Share	69.09%		166.14%		129.96%
Offer Price / LTM EPS	12.30	x	13.96	x	12.359	x
Offer Price / Revenue	1.62	x	4.92	x	2.53	x
Offer Price / Assets	15.71%		41.43%		23.68%

    No company or transaction used in the comparable company or comparable transaction analyses is identical to Source or the merger. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies as well as other factors that may affect trading values or announced merger values of Source and the companies to which it is being compared.

    Discounted Dividend Stream and Terminal Value Analysis.  Feldman Financial performed a discounted cash flow analysis to determine a range of present values per share of Source common stock under various circumstances, assuming Source performed in accordance with information regarding potential future earnings provided by its management. This range was determined by adding (i) the present value of the estimated future dividend stream that Source is projected to generate over the period from 2001 to 2004, and (ii) the present value of the "terminal value" of Source common stock at the end of 2004. The terminal values of Source common stock at the end of the period were approximated by applying a range of price to earnings multiples from 5x to 15x and price to book value ratios from 30% to 130%. The dividend stream and terminal values were discounted to present values using discount rates from 12% to 20%. Based on the above assumptions, this present value analysis yielded an imputed range of values per share of Source common stock of between $2.72 and $9.06 when applying the price to earnings multiples, and an imputed range of values of between $2.47 and $11.37 when applying the price to book value ratios. Feldman Financial noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

    Historical Stock Price Performance.  Feldman Financial reviewed the history of the reported trading prices of Source common stock, and the relationship between the movements in the prices of Source common stock to movements in certain stock indices, including the Standard & Poor's 500 Index and the NASDAQ Other Finance Index. During the period commencing with December 31, 1999 through June 26, 2001, the price performance of Source common stock underperformed the S&P 500 while outperforming the NASDAQ Other Finance Index. In addition, Feldman Financial reviewed the history of the reported trading prices of Sterling common stock, and the relationship between the movements in the prices of Sterling common stock to movements in certain stock indices. These indices are the Standard & Poor's 500 Index, the SNL Thrift Index, the SNL Thrift West Index, and the SNL Thrift $1B-$5B Index. During the period commencing with December 31, 1999 through June 26, 2001, the price performance of Sterling common stock underperformed the SNL Thrift and SNL Thrift West Indices, outperformed the S&P 500 and performed in-line with the SNL Thrift $1B-$5B Index.

% Price Change as of June 26, 2001	Last 12 Months	Last Two Years
Source	18.14%	(21.70%)
Sterling	36.09%	12.79%
Comparable Companies Index
NASDAQ Other Finance(1)	0.84%	(0.28%)
SNL Thrift Index(2)	62.73%	38.97%
NASDAQ Index	(47.23%)	(19.12%)

(1)
Comparable companies index for Source Capital
(2)
Comparable companies index for Sterling

    In performing its analyses, Feldman Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Source or Sterling. The analyses performed by Feldman Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as a part of Feldman Financial's evaluation of the fairness from a financial point of view of the exchange ratio to Source stockholders and were conducted in connection with the rendering of Feldman Financial's opinion. As described above, Feldman Financial's opinion and the information provided by Feldman Financial to the Source board were among various factors taken into consideration by the Source board in making its determination to approve the merger agreement. Although Feldman Financial evaluated the fairness, from a financial point of view, of the exchange ratio, the exchange ratio was determined through arm's-length negotiations between Source and Sterling, and was approved by the entire Source board.

    Feldman Financial is a nationally recognized firm whose business practice is focused principally on financial institutions and other financial services companies. Feldman Financial is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions. The Source board retained Feldman Financial based upon its qualifications, expertise and reputation. Pursuant to a letter agreement dated as of June 21, 2001 between Source and Feldman Financial, Source has agreed to pay Feldman Financial a fee of $27,500 upon rendering its opinion. The letter agreement with Feldman Financial also provides that Source will reimburse Feldman Financial for its reasonable out-of-pocket expenses incurred in connection with its engagement and indemnify Feldman Financial and any related parties against certain expenses and liabilities, which may include certain liabilities under securities laws.

Sterling's reasons for the merger

    Sterling's board of directors has determined that the merger is in the best interests of Sterling and its shareholders. Sterling's board of directors has approved the merger and the issuance of shares of Sterling common stock in the merger. In reaching its determination, Sterling's board of directors identified the opportunity to increase Sterling's capital by approximately $10 million as one of the primary reasons for entering into the merger agreement.

Structure of the merger; completion and effectiveness of the merger

    The merger agreement provides for the merger of Source with and into Sterling Interim Corporation, a wholly-owned, second-tier subsidiary of Sterling. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by Source's shareholders.

    At the effective time of the merger, which occurs the day that articles of merger and an agreement and plan of merger are filed with the Secretary of State of the State of Washington, Sterling Interim and Source will merge. Source will survive the merger as a wholly-owned, second-tier subsidiary of Sterling.

Exchange ratio; conversion of Source common stock

    At the effective time of the merger, each outstanding share of Source common stock will be automatically converted into the right to receive $7.50 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $14.00 and $18.51. The $7.50 per share of Sterling common stock is based on the average closing price thereof within that period. Regardless of the closing price of Sterling common stock, you will receive no less than 0.405 and no more than 0.536 of a share of Sterling common stock for each share of Source common stock that you own. Thus, you may receive more or less than $7.50 per share of Source common stock in the merger. The closing price for Sterling common stock on September 7, 2001 was [$      ]. You will receive cash for any fractional share you would otherwise receive in the merger. The exchange ratio was determined through arm's-length negotiations between Sterling and Source.

    The amount of cash that Sterling will pay you in lieu of a fractional share is equal to the average closing price of Sterling common stock on the Nasdaq Stock Market over the ten trading days ending on the fifth trading day before the closing date, multiplied by the fraction of a share of Sterling common stock to which you would otherwise be entitled. Source shareholders will not receive interest on cash payments in lieu of fractional shares.

    The conversion of Source common stock into the right to receive Sterling common stock will occur automatically at the effective time of the merger. At that time, all shares of Source common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Subject to the dissenters' rights described elsewhere in this proxy statement/prospectus, each holder of a certificate representing shares of Source common stock will cease to have any rights as a shareholder except the right to receive the Sterling common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Sterling common stock.

Treatment of options and employee stock purchase and benefit plans

    At the effective time of the merger, each then-outstanding option to purchase shares of Source common stock will be assumed by Sterling and will automatically become an option to purchase shares of Sterling common stock. The number of shares of Sterling common stock for which the assumed option will be exercisable will be determined by multiplying the number of Source shares subject to the option by the final exchange ratio, and the per share exercise price will be determined by dividing the per share exercise price of the Source option by final exchange ratio. To avoid options to purchase fractional shares, the number of shares of Sterling common stock subject to an assumed option will be rounded to the nearest whole share. Except for accelerated vesting of options as a result of the merger, the other terms of the assumed Source options, including exercisability, will remain unchanged.

    Immediately before the effective time of the merger, Source will terminate or modify according to Sterling's direction all of Source's employee benefit plans. Sterling has agreed to offer Source employees who remain at Sterling benefits commensurate with the benefits it gives to similarly situated Sterling employees. To the extent that length of service determines eligibility, vesting or benefit accruals under any Sterling employee benefit plan, Sterling will credit former Source employees for any service credit recognized by Source or its subsidiaries.

Treatment of debentures

    At the effective time of the merger, each then-outstanding right to convert Source's 7 1/2% Convertible Subordinated Debentures Due 2008 into shares of Source common stock will be converted automatically into a right to convert debentures into shares of Sterling common stock under the terms of the indenture under which such right was granted. The number of shares of Sterling common stock subject to a conversion right will be determined by multiplying the number of shares of Source common stock subject to the right by the final exchange ratio. The exercise price per share of Sterling common stock subject to a conversion right will be determined by dividing the exercise price per share of Source common stock subject to the right by the final exchange ratio. In these calculations, numbers of shares and exercise prices per share will be rounded down to the nearest share and cent, respectively. In lieu of fractional shares, cash will be paid pursuant to the indenture.

Interests of Source's directors and executive officers in the merger

    When considering the recommendation of Source's board of directors, you should be aware that some of Source's directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, their interests as shareholders of Source generally. These include, among other things, indemnification rights, acceleration of option vesting and other benefits and payments under certain agreements and employee benefit and retention plans.

  •
  Stock ownership. As of September 10, 2001, the record date, Source's directors and executive officers collectively owned [213,667] shares, or approximately [16.5] percent of Source's outstanding common stock (not including options, which are described below).

  •
  Stock options. Under the terms of the merger agreement, at the time the merger is completed, each outstanding option to purchase shares of Source common stock issued to employees and directors of Source will be assumed by Sterling and will automatically become an option to purchase shares of Sterling common stock. The terms of an assumed Source option held by a Source employee or officer will not be affected by the merger, except that the number of shares subject to the option and the exercise price per share will be adjusted to reflect the exchange ratio. Also, in accordance with the provisions of Source's stock option plans, all outstanding options vest in connection with merger.

  As of the record date, directors and executive officers of Source collectively held outstanding options to purchase [      ] shares of Source common stock. Of these options, [      ] were vested as of the record date. The vesting of the remaining [      ] options held by directors and executive officers accelerate in connection with the merger.

  •
  Severance. As a condition of termination of his employment agreement with Source, Mr. Jones will be paid approximately $379,000 and will be entitled to certain medical insurance benefits.

  •
  Indemnification. Sterling has agreed that if the merger is completed, all rights to indemnification (including advancement of expenses) of current or former directors and officers of Source and its subsidiaries arising from actions taken before the consummation of the merger, as provided in Source's articles of incorporation and bylaws, will be assumed by the corporation that survives the merger of Source and Sterling Interim. These rights will continue in full force and effect for the lesser of the duration of any applicable statute of limitations or six years from the effective date of the merger.

    Source's board of directors was aware of and considered the interests of Source's directors and executive officers in approving the merger agreement and recommending that Source's shareholders approve the merger agreement.

Restrictions on sales by affiliates of Source and Sterling

    All shares of Sterling common stock received by Source shareholders in connection with the merger will be freely transferable unless the shareholder is considered an affiliate of either Source or Sterling under the Securities Act.

    Shares of Sterling common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act. Each of Source's executive officers and directors, each of whom may be deemed to be an "affiliate" of Source, as that term is defined under Rule 145 of the Securities Act, signed a letter agreement with Sterling, agreeing that he or she will sell, offer to sell or otherwise dispose of any Sterling common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act.

Material United States federal income tax consequences of the merger

    The following discussion summarizes the material United States federal income tax consequences to Source and Source's shareholders in connection with the merger. This summary does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. It does not deal with all federal income tax considerations that may be relevant to some Source shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their Source common stock as capital assets and those subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address the tax consequences particular to Source shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and does not address the effects of the merger on holders of Source stock options or convertible debentures. Moreover, it does not address the tax consequences of the merger under foreign, state or local tax laws.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO YOU.

    It is a condition to the merger that Source receive an opinion from Paine Hamblen Coffin Brooke & Miller, LLP that the merger will constitute a reorganization under Section 368 of the Code. Sterling will receive a similar opinion from its counsel, Witherspoon, Kelley, Davenport & Toole, P.S. The tax opinions will be based on and subject to certain assumptions and limitations as well as factual representations received from Source and Sterling, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and contrary positions may be taken by the Internal Revenue Service or a court considering the issues. Neither Source nor Sterling has requested or will request a ruling from the IRS with regard to any of the United States federal income tax consequences of the merger. The tax opinions and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations and current administrative rulings and court decisions. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the tax opinion or of the statements and conclusions in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

    Assuming the merger qualifies as a tax-free reorganization, the material United States federal income tax consequences of the merger are as follows:

  •
  Nature of the merger. Source, Sterling and Sterling Interim will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code if the merger is carried out in the manner provided in the merger agreement.

  •
  Consequences to Source. Source will not recognize gain or loss upon Sterling's issuance of Sterling common stock to Source's shareholders in the merger and the transfer by operation of law of Sterling Interim's assets and liabilities to Source upon consummation of the merger.

  •
  Consequences to Source's shareholders. No gain or loss will be recognized by Source's shareholders upon their receipt in the merger of Sterling common stock, except to the extent of cash received in lieu of fractional shares of Sterling common stock.

    The aggregate tax basis of the Sterling common stock you receive in the merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the Source common stock you surrendered in exchange for the Sterling common stock. The holding period of each share of Sterling common stock you receive in the merger will include the period during which you held your Source common stock.

    Cash payments in lieu of a fractional share should be treated as if a fractional share of Sterling common stock had been issued in connection with the merger and then redeemed by Sterling. If you receive cash, you should generally recognize a gain or loss at the time of that payment equal to any difference between the amount of cash received and your basis in the fractional share (which will be a pro rata portion of your basis in the Sterling common stock received in the merger).

    If you receive solely cash for your Source common stock by exercising dissenters' rights, you will be obligated to report either (a) capital gain or loss equal to the difference between the cash you received and your basis in your Source common stock or (b) dividend income, unless the distributions of cash to you qualifies for exchange treatment under the tests set forth in section 302(b) of the Code. Under those tests, most Source shareholders who exercise their dissenters' rights should receive capital gain or loss treatment, rather than dividend treatment, if the deemed redemption of their Source common stock constitutes a "complete redemption" of their interests in Source (and Sterling, after the merger). To the extent that persons related to any such shareholder continue to hold stock in Sterling after the merger, the rules of section 318 of the Code may require dividend treatment unless section 302 of the Code permits those rules to be waived in a particular instance.

    A successful challenge by the IRS to the tax-free reorganization status of the merger would result in Source's shareholders recognizing a taxable gain or loss for each share of Source common stock surrendered, equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective date of the merger, of the Sterling common stock received in exchange for the Source share, plus any cash received. This gain or loss would be treated as capital gain or loss for each shareholder. In that event, a shareholder's aggregate basis in Sterling common stock received would equal its fair market value at the effective date of the merger and the holding period for the stock would begin on the day after the effective date of the merger.

Accounting treatment of the merger

    Sterling expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles.

Exchange of Source stock certificates for Sterling stock certificates

    After the closing of the merger, Sterling will send a letter of transmittal to all former Source shareholders. In order to exchange Source common stock for Sterling common stock, you must deliver the letter of transmittal to the exchange agent, Mellon Shareholder Services, L.L.C. To be effective, the letter of transmittal must be properly completed, signed and submitted to the exchange agent in the return envelope mailed with the letter of transmittal and accompanied by (a) the certificates as to which the exchange is proposed to be made or (b) an appropriate guarantee of delivery of the certificates from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that you do in fact deliver the certificates to the exchange agent within three Nasdaq trading days after the date you executed the guarantee of delivery.

    Sterling has the reasonable discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any letter of transmittal has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the form of election or letter of transmittal. The exchange agent will make all computations contemplated by the merger agreement, and, in the absence of manifest error, all such computations will be conclusive and binding on the holders of Source common stock.

    As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of Sterling common stock, together with a check representing the cash payment for any fractional share.

Listing of Sterling common stock; delisting and deregistration of Source common stock

    If the merger is completed, Sterling is obligated to cause the shares of Sterling common stock that will be issued in connection with the merger, and the shares of Sterling common stock that will be issued upon exercise of assumed Source options and the conversion of assumed Source debentures, to be quoted on the Nasdaq Stock Market or listed on the same exchange as Sterling common stock is listed. Source common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

    This section of the proxy statement/prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. We urge you to carefully read the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

Conditions to completion of the merger

    The obligations of each of Sterling and Source to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the approval by Source's shareholders of the merger agreement as required by Washington law;

  •
  the authorization for quotation on the Nasdaq Stock Market of the shares of Sterling common stock to be issued in connection with the merger;

  •
  the effectiveness of the registration statement relating to the Sterling common stock to be issued in connection with the merger;

  •
  the absence of any statute, rule, regulation, order, decree or injunction prohibiting the merger;

  •
  the accuracy of the other party's representations and warranties in the agreement, except in respects that do not have a material adverse effect, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  •
  the performance by both parties of their covenants and obligations under the merger agreement, except for breaches that would not have a material adverse effect on the other party, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party; and

  •
  the receipt by each of Source and Sterling of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes.

    The obligations of Sterling to effect the merger are further subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the absence of any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, by any governmental entity which imposes any restriction or a condition which would be reasonably likely to have a material adverse effect on Source, Sterling or the surviving company;

  •
  Sterling shall have received resignations from each director of Source and its subsidiaries;

  •
  the exercise by the holders of no more than ten percent of all outstanding shares of Source common stock of dissenters' appraisal rights; and

  •
  the absence of any obligation by Sterling to pay more than $646,000 for change of control or similar payments to employees of Source.

Representations and warranties

    The merger agreement contains customary representations and warranties of each of Source and Sterling relating to, among other things:

  •
  organization and related matters;

  •
  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  an absence of defaults and violations under charter documents, instruments and laws;

  •
  consents and approvals;

  •
  documents filed by the parties with the SEC and the accuracy of the information contained in those documents;

  •
  the accuracy of information supplied by the parties for inclusion in filings and other documents contemplated by the merger agreement;

  •
  an absence of defaults under any obligations of the parties;

  •
  an absence of undisclosed liabilities and material adverse changes;

  •
  employee benefit plans;

  •
  compliance with applicable laws;

  •
  legal proceedings;

  •
  taxes and tax returns;

  •
  environmental matters;

  •
  an absence of broker's fees; and

  •
  tax-free treatment of the merger under the Internal Revenue Code.

    Source has made additional customary representations and warranties relating to, among other things:

  •
  major contracts;

  •
  interests of officers and directors of Source;

  •
  intellectual property;

  •
  the receipt of a fairness opinion from Source's financial advisor; and

  •
  the vote required for approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

Conduct of business before closing of the merger

    Sterling and Source have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, it will take specified actions and decline to take specified actions, as described below.

    Each of Sterling and Source has agreed that it will not, among other things:

  •
  take any action that would breach its respective representations and warranties under the merger agreement;

  •
  take any action that will result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement except as may be required by applicable law;

  •
  take or omit to take any other action that would materially adversely affect its respective ability to consummate the transactions contemplated by the merger agreement; and

  •
  take any action that would disqualify the merger as a "reorganization" under Section 368 of the Internal Revenue Code.

    Source has agreed that it and each of its subsidiaries will carry on their businesses in the ordinary course consistent with past and prudent practices, and use its reasonable best efforts to preserve intact their business organizations, keep their present officers, consultants and employees and preserve their goodwill with customers and others having business with them. In addition, Source has agreed that, except as contemplated or permitted by the merger agreement or with the prior written consent of Sterling, neither it nor any of its subsidiaries will:

  •
  declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

  •
  split, combine or reclassify any shares of its capital stock or issue, or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or repurchase otherwise acquire any shares of their capital stock;

  •
  issue or authorize the issuance of capital stock, rights, warrants or options to acquire any such shares;

  •
  amend its articles of incorporation, bylaws or other similar governing documents;

  •
  make capital expenditures aggregating in excess of $15,000;

  •
  enter into any new line of business;

  •
  acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof;

  •
  change its methods of accounting in effect at December 31, 2000 except as required by changes in GAAP as concurred in by Source's independent certified public accountants;

  •
  except for normal annual increases in pay consistent with past practice, increase the compensation of any employee or director or enter into, modify or renew any commitment with any director, officer or employee;

  •
  hire any new employee at an annual compensation in excess of $50,000;

  •
  pay any retention or other bonuses to any employees;

  •
  incur any indebtedness for borrowed money or become responsible for the obligations of any entity;

  •
  sell, purchase, enter into a lease, relocate, open or close any office;

  •
  make any equity investment in real estate other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled debt restructuring in the ordinary course of business consistent with prudent business practices;

  •
  modify or make any new loans to any affiliated person;

  •
  make any investment or incur deposit liabilities;

  •
  purchase any loans or sell, purchase or lease any real property;

  •
  originate any loans except in accordance with existing lending policies and no unsecured consumer loans, commercial loans in excess of $200,000 as to any loan or $600,000 in the aggregate, or land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000;

  •
  make any investments in any securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security;

  •
  sell or purchase any mortgage loan servicing rights;

  •
  settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes; or

  •
  agree or commit to do any of the actions set forth above.

    In addition, Source has agreed that it will:

  •
  call a special meeting of Source shareholders for the consideration and approval of the merger agreement and the transactions contemplated by the merger agreement;

  •
  provide Sterling with such information for inclusion in this proxy statement/prospectus and the related registration statement as Sterling may reasonably request; and

  •
  terminate all employee benefit plans immediately before the effective time of the merger.

Exclusivity

    Source has agreed that it will not authorize or permit any of its officers, directors, employees or agents to: solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any acquisition transaction. However, Source may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may participate in such discussions or negotiations if the board of directors of Source has determined in good faith that the failure to provide such information or participate in such negotiations or discussions would cause its members to breach their fiduciary duties under applicable laws and the board has received the written advice of counsel experienced in these matters to that effect. Source will communicate orally and via telefax to Sterling, on the day Source receives any proposal, the material terms of any such proposal which it may receive in respect of any acquisition transaction and whether it is having discussions or negotiations with a third party about an acquisition transaction or providing information in connection with an acquisition transaction.

Termination of the merger agreement

    Even if Source's shareholders approve the merger agreement, the merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, subject to some limitations, the merger agreement may be terminated by either Source or Sterling if:

  •
  any permanent injunction or other order preventing the merger has become final and non-appealable;

  •
  the merger is not completed by June 22, 2002;

  •
  the Source stockholders vote on, but do not approve of the merger; or

  •
  there is a breach of any representation, warranty, covenant or agreement by the other party, if such breach has a material adverse effect on the breaching party and such breach has not been cured within 20 days following written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the closing.

    In addition, Sterling may terminate the merger agreement if the board of directors of Source withdraws or modifies its approval or recommendation of the merger.

Termination fees

    Source has agreed to pay Sterling a termination fee of $300,000 if Sterling is not then in material breach of the merger agreement and Sterling terminates the agreement for any of the following reasons:

  •
  Source's shareholders have voted on but have not approved the merger;

  •
  Source has materially breached its representations, warranties, covenants or agreements and that breach has not been, or cannot be, cured as required by the merger agreement; or

  •
  Source's board of directors has withdrawn, modified or changed in a manner adverse to Sterling its approval or recommendation of the merger.

    Sterling has agreed to pay Source a termination fee of $75,000 if Source is not then in material breach of the merger agreement and Source terminates the agreement because Sterling has materially breached its representations, warranties, covenants or agreements and that breach has not been, or cannot be, cured as required by the merger agreement.

    The termination fees may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fee may also discourage persons from making an offer to acquire all of or a significant interest in Source by increasing the cost of an acquisition.

    If the merger agreement is terminated under circumstances that entitle Sterling to the termination fee, Sterling will also be entitled to exercise its option to purchase up to 19.9% of the outstanding shares of Source common stock at $4.50 per share. See the section entitled "The Source stock option agreement" below.

Extension; waiver

    At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any other party's obligations under the merger agreement, waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents, and waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

Amendment of the merger agreement

    The merger agreement may be amended by Sterling and Source at any time before or after approval by Source's shareholders, except that, after shareholder approval, Source and Sterling may not make any amendment that by law requires the further approval of Source's shareholders without obtaining that approval.

RELATED AGREEMENTS

    This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the stock option agreement and the Source management voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. You should read the related agreements, which are attached to this proxy statement/prospectus or filed as an exhibit to the registration statement filed by Sterling with the SEC, of which this proxy statement/ prospectus is a part.

The Source stock option agreement

    As a condition to Sterling entering into the merger agreement, Source entered into a stock option agreement with Sterling. The stock option agreement grants Sterling the option to buy up to 19.9% of the issued and outstanding shares of Source common stock. The exercise price of the option is $4.50 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution and to maintain the number of shares issuable upon exercise of the option at 19.9% of Source's outstanding common stock.

    Sterling may exercise its option if:

  •
  Source or any of its Subsidiaries authorizes, recommends, publicly proposes or enters into a "purchase event" including a merger, consolidation or similar transaction involving Source or any of its Subsidiaries, a disposition of 10% or more of the consolidated assets of Source other than in the ordinary course of business, or the issuance, sale or other disposition by Source of securities representing 10% or more of the voting power of Source;

  •
  Source fails to publicly oppose a tender offer or an exchange offer;

  •
  any person other than Sterling acquires beneficial ownership of 15% or more of the then outstanding shares of Source common stock;

  •
  any person other than Sterling commences a tender or exchange offer to purchase any shares of Source common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Source common stock and Source fails to publicly oppose such tender offer or exchange offer as soon as is reasonably practicable;

  •
  the holders of Source common stock do not approve the merger agreement at the meeting of such stockholders held for the purpose of voting on such agreements, or such meeting shall not have been held or shall have been canceled prior to termination of the merger agreement, in each case after it shall have been publicly announced that any person other than Sterling makes or announces a proposal to engage in an acquisition transaction;

  •
  Source's board of directors does not recommend to the stockholders of Source that such stockholders vote in favor of the approval of the merger agreement or withdraws or modifies such recommendation in a manner adverse to Sterling; or

  •
  Source willfully breaches any covenant or obligation contained in the merger agreement and fails to cure such breach within applicable time periods and the failure to cure and such breach entitles Sterling to terminate the merger agreement.

    The sum of Sterling's total before-tax profit arising from the provisions of the option agreement may not exceed $500,000. If Sterling's total profit would exceed that amount, Sterling may choose to reduce the number of shares subject to the option, have Source cancel shares of common stock issued to Sterling, pay cash to Source, or do any combination of these, to reduce its realized profit.

    Sterling intends the option to increase the likelihood that the merger will be completed. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in Source or Source's assets before completion of the merger by increasing the cost of such an acquisition.

    The stock option agreement is attached to this proxy statement/prospectus as Annex B. We urge you to read it carefully and in its entirety.

Source management voting agreements

    As a condition to the merger agreement, Sterling required Source's directors and executive officers to enter into voting agreements. These voting agreements require Source's directors and executive officers to vote all of the shares of Source common stock they beneficially own in favor of the merger. As of September 10, 2001, the record date, Source's directors and executive officers collectively owned [213,667] shares of Source common stock, which represented approximately [16.5] percent of Source's outstanding common stock. None of Source's directors or executive officers were paid additional consideration in connection with a voting agreement.

COMPARISON OF RIGHTS OF HOLDERS OF SOURCE COMMON STOCK
AND STERLING COMMON STOCK

    After completion of the merger, the holders of Source common stock will become shareholders of Sterling. Because Source and Sterling are both Washington corporations, the rights of former Source shareholders will continue to be governed by Washington law. Before the merger, the rights of shareholders of Source are governed by Source's articles of incorporation and bylaws. After the merger, as Sterling shareholders, their rights will be governed by Sterling's articles of incorporation and bylaws, as those documents currently exist or may exist in the future.

    The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of Source common stock under the articles of incorporation and bylaws of Sterling and Source. This summary is qualified in its entirety by reference to Sterling's articles of incorporation and bylaws, Source's articles of incorporation and bylaws and the relevant provisions of Washington law. Copies of the charter documents are attached as exhibits to Source's and Sterling's filings with the SEC. See "Documents incorporated by reference into this proxy statement/prospectus" and "Where you can find more information" on page 45.

Right to Call Special Meeting of Shareholders

    The Washington Business Corporation Act allows a public company to limit or deny the right of shareholders to call a special meeting of shareholders to the extent provided in the company's articles of incorporation.

Source.	Source's articles of incorporation provide that a special meeting of shareholders may only be called by a majority of the entire board of directors.
Sterling.
Sterling's articles of incorporation do not modify the methods of calling a special meeting of shareholders. Therefore, as provided under Washington law, a special meeting of shareholders can be called by Sterling's board of directors or by the holders of ten percent of Sterling's voting shares entitled to vote on the proposals to be considered at the special meeting.

Preemptive Rights

Source.	Source's articles of incorporation provide that Source stockholders shall not have preemptive rights, except as provided by the board of directors.
Sterling.	Sterling's articles of incorporation provide that Sterling stockholders shall not have preemptive rights.

Issuance of Stock in Series

    The WBCA permits a corporation's articles of incorporation to grant the board of directors the right to authorize and issue series of stock with the preferences, limitations, voting powers and relative rights that the board deems appropriate.

Source.	Source's articles of incorporation permit the board of directors to authorize and issue both common and preferred shares in series.
Sterling.	Sterling's articles of incorporation permit the board of directors to authorize and issue only preferred shares in series.

Removal of Directors

    The Washington Business Corporation Act provides that the shareholders of a corporation may remove a director by a majority vote of those shares authorized to vote.

Source.	To remove a director, Source's articles of incorporation require approval by two-thirds of the outstanding shares authorized to vote.
Sterling.
Sterling's articles of incorporation do not modify the methods of removing directors beyond those provided under Washington law. Therefore, a director may be removed by a simple majority of the shares authorized to vote.

Anti-takeover Provisions

    Both Source's and Sterling's articles of incorporation contain similar provisions which may have an anti-takeover effect or which may tend to perpetuate management.

Source.	In addition, Source's articles also provide that stockholders have a right of redemption for common shares of Source stock if a person acquires more than twenty percent of the common shares outstanding in a tender offer. A tender offer is an offer to purchase shares of a company at a price above the current market price in an attempt to take over the company. However, under Source's articles, shareholders shall not have a right of redemption if the board of directors, by a majority vote, recommends that the tender offer be accepted. These provisions may discourage non-negotiated takeover attempts which certain stockholders may deem to be in their interests. These and other provisions may also tend to perpetuate management.

Related Person Transactions

Source.	Source's articles of incorporation provide that transactions between the corporation or its subsidiaries and a related person shall require approval of seventy-five percent of the outstanding shares of voting stock held by persons other than the related person. A related person is someone who owns twenty percent or more of the outstanding voting stock of a corporation. The related person can own the twenty percent directly or in combination with its affiliates and associates.
Sterling.	Sterling's articles of incorporation provide no special provisions for shareholder votes on transactions with related parties.

RIGHTS OF DISSENTING SOURCE SHAREHOLDERS

    The following is a brief summary of the rights of holders of Source common stock to dissent from the merger and receive cash equal to the fair value of their Source common stock instead of receiving shares of Sterling common stock. This summary is not exhaustive, and you should read the applicable sections of chapter 23B.13 of the WBCA, which is attached to this proxy statement/prospectus as Annex D.

    If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters' rights.

Requirements for exercising appraisal rights

    To exercise dissenters' rights, you must:

  •
  file with Source before the vote is taken at the special meeting written notice of your intent to demand the fair value for your Source common stock if the merger is consummated and becomes effective; and

  •
  not vote your shares of Source common stock at the special meeting in favor of the proposal to approve the merger agreement.

    If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

    Submitting a proxy card that does not direct how the Source common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Source at: Source Corporation, 8817 East Mission Avenue, Suite D, Spokane, Washington 99212, Attn: Lester L. Clark, Secretary.

Appraisal procedure

    Within 10 days after the proposed merger has been approved, Source will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

  •
  the address where the demand for payment and certificates representing shares of Source common stock must be sent and the date by which they must be received;

  •
  any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  •
  a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Source common stock or an interest in it; and

  •
  a copy of the dissenters' rights provisions of the WBCA, attached as Annex D.

    If you wish to assert dissenters' rights, you must demand payment and deposit your Source certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Source certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

    Except as provided below, within 30 days of the later of the effective time of the merger or Source's receipt of a valid demand for payment, Source will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount Source estimates to be the fair value of the shareholder's Source common stock, plus accrued interest. Source will include the following information with the payment:

  •
  financial data relating to Source;

  •
  Source's estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

  •
  a copy of chapter 23B.13 of the WBCA; and

  •
  a brief description of the procedures to be followed in demanding supplemental payment.

    For dissenting shareholders who were not the beneficial owner of the shares of Source common stock before June 27, 2001, the date on which the proposed merger was first publicly announced, Source may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment.

    If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify Source in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Source of his or her payment demand, section 23B.13.300 of the

WBCA requires that Source commence a proceeding in Spokane County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

    The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Sterling common stock to be issued to nondissenting shareholders for their Source common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted by Source, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

    The court will determine the costs and expenses of the court proceeding and assess them against Source, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Source did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Source any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Source.

    A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Source in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Source common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

    For purposes of the WBCA, "fair value" means the value of Source common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the WBCA, a Source shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of chapter 23B.13 of the WBCA, Revised Code of Washington sections 25.10.900 through 25.10.955, Source's articles of incorporation or Source's bylaws, or was fraudulent with respect to that shareholder or Source.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND
DIRECTORS OF SOURCE

Security Ownership of Certain Beneficial Owners.

    The following table sets forth, as of July 31, 2001, information relating to the beneficial ownership of the company's Common Stock by each person known to the company to be the beneficial owner of more than five percent of any class of voting securities of the company.

Name and Address of Beneficial Owner	Title Class	Common Stock Number of Shares		Percent of Outstanding Shares
Alvin J. Wolff, Jr. 1825 N. Hutchinson Rd. Spokane, WA 99212	Common stock	190,510	(1)	14.50%
Danny R. Schnitzer 11221 Pacific Highway, S.W. Tacoma, WA 98499	Common stock	72,000		5.24%
Miller & Jacobs Capital, L.L.C. 1 Aldwin Center Suite 101 Villanova, PA 19085	Common stock	147,843	(2)	10.19%
Franklyn Mutual Advisers 51 John F. Kennedy Pkwy Short Hills, NJ 07078	Common stock	174,781	(3)	11.83%

(1)
Includes outstanding options to purchase 20,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date and 1,260 shares of Common Stock owned by Mr. Wolff's wife. Excludes 56,990 shares of Common Stock held by Mr. Wolff's father and 2,323 shares of Common Stock held by Mr. Wolff's adult children as to which Alvin J. Wolff Jr. disclaims beneficial ownership.

(2)
Includes 124,843 shares of Common Stock which may be acquired upon conversion of $1,000,000 of the company's Convertible Subordinated Debentures beneficially owned by Miller & Jacobs Capital, LLC.

(3)
Includes 174,781 shares of Common Stock which may be acquired upon conversion of $1,400,000 of the company's Convertible Subordinated Debentures.

Security Ownership of Directors and Executive Officers.

    The following table sets forth as of July 31, 2001 information relating to the beneficial ownership of the company's Common Stock by each director, by the executive officers and by all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of the Common Stock have sole voting power and sole investment power with respect to the shares indicated

as beneficially owned. The address for each of the persons listed below, unless otherwise noted, is 8817 E. Mission Avenue, Suite D, Spokane, Washington, 99212.

Name of Beneficial Owner	Title Class	Number of Shares		Percent of Outstanding Shares
Alvin J. Wolf, Jr.	Common stock	190,510	(1)	14.50%
Clarence H. Barnes	Common stock	20,830	(5)	1.59%
John Frucci	Common stock	17,972	(6)	1.37%
Charles Stocker	Common stock	15,485	(5)	1.18%
Daniel Nelson	Common stock	8,000	(3)	*
Robert E. Lee	Common stock	14,000	(4)	1.07%
Paul A. Redmond	Common stock	5,000	(2)	*
D. Michael Jones	Common stock	49,819	(8)	3.76%
James L. Kirschbaum	Common stock	34,200	(7)	2.59%
Lester L. Clark	Common stock	32,351	(9)	2.45%
All directors and officers as a group (10 persons)	Common stock	388,167		26.69%

*
Less than 1%

(1)
Includes outstanding options to purchase 20,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date and 1,260 shares of Common Stock owned by Mr. Wolff's wife. Excludes 56,990 shares of Common Stock held by Mr. Wolff's father and 2,323 shares of Common Stock held by Mr. Wolff's adult children as to which Alvin J. Wolff Jr. disclaims beneficial ownership.

(2)
Includes outstanding options to purchase 4,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(3)
Includes outstanding options to purchase 7,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(4)
Includes outstanding options to purchase 13,000 shares of Common Stock which were exercisable as of July 31,2001 or within 60 days from such date.

(5)
Includes outstanding options to purchase 14,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(6)
Includes options to purchase 17,000 shares of Common Stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(7)
Includes outstanding options to purchase 29,000 shares of Common stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(8)
Includes outstanding options to purchase 30,500 shares of Common stock which were exercisable as of July 31, 2001 or within 60 days from such date.

(9)
Includes outstanding options to purchase 26,000 shares of Common Stock which were exercisable as of July, 31 2001 or within 60 days from such date. Excludes 5,717 shares of Common Stock held by Mr. Clark's parents and 400 shares of Common Stock held by Mr. Clark's adult children as to which Lester L. Clark disclaims beneficial ownership.

LEGAL MATTERS

    The validity of the Sterling common stock to be issued to Source shareholders in the merger will be passed upon by Witherspoon, Kelley, Davenport & Toole, P.S. It is a condition to the completion of the merger that Source receive an opinion from Paine Hamblen Coffin Brooke & Miller, LLP, and that Sterling receive an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., with respect to the tax treatment of the merger.

EXPERTS

    The financial statements of Sterling incorporated into this proxy statement/prospectus by reference to Sterling's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their report. The report is incorporated into this proxy statement/prospectus by reference in reliance on their report, given on their authority as experts in accounting and auditing.

    The financial statements of Source incorporated by this reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

    Source will hold an annual meeting of Source shareholders in the year 2001 only if the merger is not completed before the time of that meeting. Since the date of any such annual meeting has not yet been determined, Source will inform its shareholders, by press release or other means determined by Source to be reasonable, of the date of any such meeting and the date that shareholder proposals to be considered for inclusion in the proxy material for such meeting must be received by Source.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS
PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document.

    The SEC allows Sterling and Source to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Sterling and Source have previously filed with the SEC. These documents contain important information about Sterling's and Source's business and finances.

Sterling Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2001 Quarter ended June 30, 2001
Definitive Proxy Statement for the Special Meeting held on April 24, 2001	March 23, 2001
Current Report on Form 8-K	June 27, 2001

Source Filings	Period Covered or Date Filed

Annual Report on Form 10-KSB	Year ended December 31, 2000
Amended Annual Report on Form 10-KSB/A	Year ended December 31, 2000
Quarterly Reports on Form 10-QSB	Quarter ended March 31, 2001 Quarter ended June 30, 2001
Current Reports on Form 8-K	February 9, 2001 June 27, 2001

    We also incorporate by reference any additional documents that Sterling or Source files with the SEC after the date of this proxy statement/prospectus and before the date of the special meeting.

    This proxy statement/prospectus is dated September 12, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary. Please note that Sterling has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Sterling, and Source has supplied all information relating to Source.

    You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

    On your written or oral request, Source or Sterling will provide you, without charge, with a copy of any of the documents incorporated by reference into this proxy statement/prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference. You should make any request for documents by October 5, 2001 to ensure timely delivery of the documents.

    Requests for documents should be directed to Source and Sterling at the following addresses, respectively:

Source Capital Corporation	Sterling Financial Corporation
8817 East Mission Avenue, Suite D	111 North Wall Street
Spokane, Washington 99212	Spokane, Washington 99201
(509) 928-0908	(509) 458-2711

    Source and Sterling file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of Source's or Sterling's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza	Citicorp Center	Seven World Trade Center
Room 1024	500 West Madison Street	13th Floor
450 Fifth Street, N.W.	Suite 1400	New York, New York 10048
Washington, D.C. 20549	Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that includes reports, proxy statements and other information regarding Sterling and Source. The address of the SEC Web site is http://www.sec.gov.

    Sterling has filed a registration statement under the Securities Act with the SEC to register the Sterling common stock to be issued to Source's shareholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement, and constitutes a prospectus of Sterling in addition to being a proxy statement of Source for the special meeting. You may inspect and copy the registration statement at any of the addresses listed above.

    If you have any questions about the merger, please call Lester Clark at Source at (509) 928-0908. You may also call Sterling's Investor Relations group at (509) 458-3711.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions identify forward-looking statements, and any statements regarding the benefits of the merger and Sterling's and Source's financial condition, results of operations and business are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, contingencies and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

    Factors that may affect such forward-looking statements include:

  •
  competitive factors in the businesses in which Sterling and Source compete;

  •
  changes in governmental regulation; and

  •
  overall economic and business conditions.

    For a description of some of the factors or uncertainties in Source's and Sterling's respective operations and business environment that could cause actual results to differ from those discussed in forward-looking statements, see Sterling's Annual Report on Form 10-K for the year ended December 31, 2000, other documents Sterling has subsequently filed with the SEC, Source's Annual Report on Form 10-KSB for the year ended December 31, 2000 and other documents Source has subsequently filed with the SEC, all of which are incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

STERLING FINANCIAL CORPORATION

AND

SOURCE CAPITAL CORPORATION

DATED AS OF JUNE 27, 2001

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN
STERLING FINANCIAL CORPORATION AND
SOURCE CAPITAL CORPORATION

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	3.20	LOANS	A-19
	3.21	FAIRNESS OPINION	A-20
	3.22	TAX AND ACCOUNTING TREATMENT OF MERGER	A-20
	3.23	UNDISCLOSED LIABILITIES	A-20
	3.24	SOURCE INFORMATION	A-21
	3.25	BOARD RECOMMENDATION	A-21
	3.26	INDEMNIFICATION	A-21
	3.27	INSIDER INTERESTS	A-21
	3.28	INTELLECTUAL PROPERTY RIGHTS	A-21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF STERLING		A-22
	4.1	CORPORATE ORGANIZATION	A-22
	4.2	CAPITALIZATION	A-22
	4.3	AUTHORITY; NO VIOLATION	A-22
	4.4	CONSENTS AND APPROVALS	A-23
	4.5	REPORTS	A-23
	4.6	FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS	A-24
	4.7	ENVIRONMENTAL MATTERS	A-24
	4.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	A-25
	4.9	COMPLIANCE WITH APPLICABLE LAW	A-25
	4.10	EMPLOYEE PLANS	A-25
	4.11	AGREEMENTS WITH REGULATORY AUTHORITIES	A-25
	4.12	TAX AND ACCOUNTING TREATMENT OF MERGER	A-25
	4.13	LEGAL PROCEEDINGS	A-25
	4.14	BROKER'S FEES	A-26
	4.15	TAXES AND TAX RETURNS	A-26
	4.16	UNDISCLOSED LIABILITIES	A-26
	4.17	STERLING INFORMATION	A-26
	4.18	BOARD RECOMMENDATION	A-26

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS		A-27
	5.1	COVENANTS OF SOURCE	A-27
	5.2	COVENANTS OF STERLING	A-29
	5.3	MERGER COVENANTS	A-30
	5.4	EMPLOYMENT AND OTHER AGREEMENTS	A-30

ARTICLE VI	ADDITIONAL AGREEMENTS		A-31
	6.1	REGULATORY MATTERS	A-31
	6.2	ACCESS TO INFORMATION	A-32
	6.3	STOCKHOLDER MEETING	A-32
	6.4	LEGAL CONDITIONS TO MERGER	A-33
	6.5	STOCK EXCHANGE LISTING	A-33
	6.6	EMPLOYEES	A-33
	6.7	INDEMNIFICATION	A-33
	6.8	SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS	A-34
	6.9	ADDITIONAL AGREEMENTS	A-34
	6.10	ADVICE OF CHANGES	A-35
	6.11	CURRENT INFORMATION	A-35

A–3

	6.12	CHANGE IN STRUCTURE	A-35
	6.13	TRANSACTION EXPENSES OF SOURCE	A-35
	6.14	AFFILIATES	A-35

ARTICLE VII	CONDITIONS PRECEDENT		A-36
	7.1	CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER	A-36
	7.2	CONDITIONS TO OBLIGATIONS OF STERLING	A-37
	7.3	CONDITIONS TO OBLIGATIONS OF SOURCE	A-38

ARTICLE VIII	TERMINATION AND AMENDMENT		A-38
	8.1	TERMINATION	A-38
	8.2	EFFECT OF TERMINATION	A-39
	8.3	AMENDMENT	A-39
	8.4	EXTENSION; WAIVER	A-40

ARTICLE IX	GENERAL PROVISIONS		A-40
	9.1	CLOSING	A-40
	9.2	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES ANDAGREEMENTS	A-40
	9.3	EXPENSES	A-40
	9.4	NOTICES	A-40
	9.5	INTERPRETATION	A-41
	9.6	COUNTERPARTS	A-41
	9.7	ENTIRE AGREEMENT	A-41
	9.8	GOVERNING LAW	A-41
	9.9	ENFORCEMENT OF AGREEMENT	A-42
	9.10	SEVERABILITY	A-42
	9.11	PUBLICITY	A-42
	9.12	ASSIGNMENT; LIMITATION OF BENEFITS	A-42

EXHIBITS
A	Form of Articles of Merger
B	Form of Stock Option Agreement
C	Source Disclosure Schedule
D	Form of Source Affiliate Agreement
E	Form of Stockholders Agreement

A–4

AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 27, 2001 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling"), Sterling Interim Corporation, a Washington corporation in formation that will be a wholly-owned second-tier subsidiary of Sterling ("Sub") and Source Capital Corporation, a Washington corporation ("Source").

    WHEREAS, the Boards of Directors of Sterling, Sub and Source have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Sub will, subject to the terms and conditions set forth herein, merge with and into Source, with Source being the surviving corporation in such merger (the "Merger");

    WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and as a "purchase" under generally accepted accounting principles; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

    1.1  THE MERGER

    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Sub shall merge with and into Source, with Source being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

    1.2  EFFECTIVE TIME.

    The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), upon filing of the articles of merger (the "Articles of Merger") in the form attached as Exhibit A hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The Articles of Merger shall be accompanied by such certificates or other documents as may be required for filing and may be amended as necessary to meet applicable filing requirements. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Articles of Merger.

    1.3  EFFECTS OF THE MERGER.

    At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the "Washington BCA").

    1.4  CONVERSION OF SOURCE COMMON STOCK.

      (a) All shares of Source common stock, no par value per share, issued and outstanding prior to the Effective Time (the "Source Common Stock") that are owned directly or indirectly by Source or Sterling or any Subsidiary of Source or Sterling immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" shall have the

A–5

  meaning given that term in Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the "SEC").

      (b) At the Effective Time, each share of Source Common Stock (other than shares to be canceled pursuant to Section 1.4(a) and Dissenting Shares as defined in Section 1.7) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for a number of shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock") determined by dividing: (i) the quotient of $9,700,000 divided by the "Average Closing Price" for Sterling Common Stock by (ii) 1,293,604 (the number of shares of Source Common Stock outstanding as of the date hereof). The term "Average Closing Price" means the average of the daily closing prices for Sterling Common Stock as reported on the Nasdaq Stock Market for the ten consecutive trading days immediately preceding the fifth trading day prior to the Closing Date. Subject to Sections 1.6 and 1.14 but notwithstanding any other provision of this Agreement, no more than 692,860 shares of Sterling Common Stock (the "Maximum Share Amount") nor less than 524,000 shares of Sterling Common Stock (the "Minimum Share Amount") shall be issued or become issuable in connection with the Merger and the other transactions contemplated by this Agreement.

      (c) All of the shares of Source Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Source Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Source Common Stock represented by such Certificate have been converted pursuant to this Agreement.

      (d) Certificates previously representing shares of Source Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, pay a dividend or other distribution in such common stock or exchange Sterling Common Stock for a different number or kind of shares or securities, then the Exchange Ratio, the Maximum Share Amount and the Minimum Share Amount shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

      (e) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Source Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the Average Closing Price. Following the Effective Time, no holder of Source Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

    1.5  SUB COMMON STOCK.

    All shares of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be converted into 1,000 shares of common stock of the Surviving Corporation.

    1.6  OPTIONS.

    At the Effective Time, each option granted by Source pursuant to Source's 1994 Stock Option Plan for Non-Director/Non-Officer Employers and 1994 Key Employee Stock Option Plan (collectively, the "Source Stock Option Plans") to purchase shares of Source Common Stock which option is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase

A–6

shares of Sterling Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the Source Stock Option Plan under which such option was granted:

      (a) The number of shares of Sterling Common Stock to be subject to an option immediately after the Effective Time shall be equal to the product of the number of shares of Source Common Stock subject to such option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

      (b) The exercise price per share of Sterling Common Stock under an option immediately after the Effective Time shall be equal to the exercise price per share of Source Common Stock under such option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of such option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Source in the Source Stock Option Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Sterling.

      (c) At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of options granted under the Source Stock Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Sterling shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Sterling shall make its reasonable best efforts to make such filings thereafter as may be necessary to permit the continued exercise of such options and sale of such shares.

    1.7  DISSENTERS' RIGHTS.

    Notwithstanding any provision of this Agreement to the contrary, shares of Source Common Stock, holders of which have demanded and perfected their right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.010, et seq., of the Washington BCA and, as of the Effective Time, have not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Sterling Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the Washington BCA. Source shall give Sterling (i) prompt written notice of any notice of intent to demand appraisal of any Dissenting Shares, withdrawals of such notices, and any other instruments served pursuant to the Washington BCA or any other provisions of Washington law and received by Source, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of Dissenting Shares under the Washington BCA. Source shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares or offer to settle or settle any such demands or approve any withdrawal of any such demands.

    1.8  ARTICLES OF INCORPORATION.

    At the Effective Time, the Articles of Incorporation of Sub, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.9  BYLAWS.

    At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

A–7

    1.10  DIRECTORS AND OFFICERS.

    At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

    1.11  TAX CONSEQUENCES.

    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

    1.12  ACCOUNTING TREATMENT.

    It is intended that the Merger shall be accounted for as a "purchase" under generally accepted accounting principles ("GAAP").

    1.13  OPTION AGREEMENT.

    As an inducement to Sterling to enter into this Agreement, Source will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Sterling immediately following the execution of this Agreement pursuant to which Source will grant Sterling an option to purchase, under certain circumstances, an aggregate number of newly issued shares of common stock equal to 19.9% of the outstanding shares of Source Common Stock and otherwise upon the terms and conditions therein contained.

    1.14  DEBENTURES.

    At the Effective Time, each right granted by Source pursuant to Source's 72% outstanding Convertible Subordinated Debentures Due 2008 (the "Debentures") to convert such Debentures into shares of Source Common Stock which right is outstanding and unexercised immediately prior thereto shall be converted automatically into a right to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the Indenture under which such right was granted:

      (a) The number of shares of Sterling Common Stock to be subject to a right immediately after the Effective Time shall be equal to the product of the number of shares of Source Common Stock subject to such right immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

      (b) The exercise price per share of Sterling Common Stock under a right immediately after the Effective Time shall be equal to the exercise price per share of Source Common Stock under such right immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with the said Indenture. The duration and other terms of such right immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Source in the Debentures and the said Indenture shall be deemed to be references to Sterling.

      (c) At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the conversion of Debentures in the manner contemplated by this Agreement and the Indenture pursuant to which such Debentures were issued.

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ARTICLE II
EXCHANGE OF SHARES

    2.1  STERLING TO MAKE SHARES AVAILABLE.

    At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, Mellon Shareholder Services, L.L.C., or such other bank, trust company or transfer agent as Sterling may select and which will be reasonably acceptable to Source (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash that may be payable in lieu of fractional shares or for any dividends (such cash and certificates for shares of Sterling Common Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Source Common Stock.

    2.2  EXCHANGE OF SHARES.

      (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Source Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Both the letter of transmittal and the instructions shall be reasonably acceptable to Source. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Source Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

      (b) No dividends or other distributions declared at or after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Sterling Common Stock into which the holder's Source Common Stock shall have been converted.

      (c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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      (d) After the Effective Time, there shall be no transfers on the stock transfer books of Source of the shares of Source Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

      (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Source for six months after the Effective Time shall be returned to Sterling. Any stockholders of Source who have not theretofore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Source Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Source, the Exchange Agent or any other person shall be liable to any former holder of shares of Source Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock, cash in lieu of fractional shares and dividends, if any, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOURCE

    Source hereby makes the following representations and warranties to Sterling and Sub, each of which is being relied upon by Sterling and Sub as a material inducement to them to enter into and perform this Agreement.

    3.1  CORPORATE ORGANIZATION.

      (a) Each of Source and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of Source and its Subsidiaries (as defined below) has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit C (the "Source Disclosure Schedule") sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Source as in effect as of the date of this Agreement.

      (b) Source has only two Subsidiaries: (i) Source Capital Finance, Inc.; and (ii) Source Capital Leasing Company. Section 3.1(b) of the Source Disclosure Schedule sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of each Subsidiary of Source as in effect as of the date of this Agreement.

    3.2  CAPITALIZATION.

      (a) The authorized capital stock of Source consists of 10,000,000 shares of Source Common Stock, no par value per share and, 10,000,000 shares of preferred stock, no par value per share. As

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  of the date hereof, there are (x) 1,293,604 shares of Source Common Stock issued and outstanding, (y) no shares of Source Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for (i) 39,500 shares of Source Common Stock reserved for issuance pursuant to Source's 1994 Stock Option Plan for Non-Director/Non-Officer Employees (of which options for 29,000 shares are currently outstanding); (ii) 86,000 shares of Source Common Stock reserved for issuance pursuant to Source's 1994 Stock Option Plan for Non-Employee Directors (of which options for 86,000 shares are currently outstanding); (iii) 129,500 shares of Source Common Stock reserved for issuance pursuant to Source's 1994 Key Employee Stock Option Plan (of which options for 125,500 shares are currently outstanding); (iv) 257,427 shares of Source Common Stock reserved for issuance upon exercise of the option to be issued to Sterling pursuant to the Option Agreement subject to adjustment as provided in the Option Agreement; and (v) 436,954 shares of Source Common Stock reserved for issuance upon conversion of the Debentures. No shares of the said preferred stock are issued and outstanding or required to be issued or reserved for issuance. All of the issued and outstanding shares of Source Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement, the Source Stock Option Plans, the Debentures and the 1994 Stock Option Plan for Non-Employee Directors, Source does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Source Common Stock or any other equity security of Source or any securities representing the right to vote, purchase or otherwise receive any shares of Source Common Stock or any other security of Source. The names of the optionees, the date of each option to purchase Source Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Source Stock Option Plans and the 1994 Stock Option Plan for Non-Employee Directors are set forth in Section 3.2(a) of the Source Disclosure Schedule and no such option expires more than 10 years from the date of the grant thereof.

      (b) Source owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Source Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the vote, purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    3.3  AUTHORITY; NO VIOLATION.

      (a) Source has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to the approval of this Agreement by Source's stockholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Source. Except for the adoption of this Agreement by the requisite vote of Source's stockholders pursuant to the Source Articles of Incorporation and the Washington BCA, no other corporate proceedings on the part of Source (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Source and (assuming due authorization, execution and delivery by Sterling of this Agreement and the Option Agreement)

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  this Agreement constitutes, and the Option Agreement will constitute, a valid and binding obligation of Source, enforceable against Source in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

      (b) Except as disclosed in Section 3.3(b) of the Source Disclosure Schedule, neither the execution and delivery of this Agreement or the Option Agreement by Source, nor the consummation by Source of the transactions contemplated hereby or thereby, nor compliance by Source with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Source, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Source or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Source or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Source or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      (c) For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any Governmental Entity (as defined below).

    3.4  CONSENTS AND APPROVALS.

      (a) Except as disclosed in Section 3.4(a) of the Source Disclosure Schedule and for (i) the filing with the SEC and the declaration of effectiveness of a registration statement on Form S-4, which will include the proxy statement/prospectus (the "Proxy Statement/Prospectus") to be used in soliciting the requisite approval of Source stockholders at a meeting of such stockholders (the "Source Meeting") to be held in connection with this Agreement and the transactions contemplated hereby, (ii) the adoption of this Agreement by the requisite vote of the stockholders of Source pursuant to the Washington BCA and the Source Articles of Incorporation, (iii) the filing of the Articles of Merger with the Secretary of State of Washington pursuant to the Washington BCA and (iv) any filings or approvals under applicable state securities laws, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Source of this Agreement and the Option Agreement; (2) the consummation by Source of the Merger and the other transactions contemplated hereby; and (3) the consummation by Source of transactions contemplated by the Option Agreement except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

      (b) Source has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis or why the transactions contemplated by this Agreement and the Option Agreement cannot be consummated as provided herein and therein. When used in this Agreement with regard to Source, the term "knowledge" or other derivations of "know" shall mean the actual knowledge of the executive officers and directors of Source, in each case assuming the exercise of reasonable inquiry.

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    3.5  AFFILIATED PERSON LOANS; REPORTS.

      (a) Except as disclosed in Section 3.5(a) of the Source Disclosure Schedule, neither Source nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer, employee or five percent or greater stockholder of Source or any of its Subsidiaries, or any Affiliated Person of the foregoing. For the purposes of this Agreement, "Affiliated Person" shall mean a director, executive officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

      (b) Since January 1, 1996, Source and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with (i) the SEC and (ii) any self-regulatory organization ("SRO") and any other federal, state or local regulatory body having jurisdiction over them (collectively "Regulatory Authorities"). As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No proceeding or investigation into the business or operations of Source or its Subsidiaries has been conducted or, to the knowledge of Source, initiated or threatened since April 1, 1996 by any Regulatory Authority or Governmental Entity. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Source or any of its Subsidiaries.

    3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    Source has previously delivered to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Source and its Subsidiaries as of December 31 for the years 2000 and 1999 and the related audited consolidated statements of income, stockholders' equity and cash flows for the years 1998 through 2000, inclusive, as reported in Source's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of BDO Seidman, LLP, independent public accountants with respect to Source and (ii) the unaudited consolidated balance sheets of Source and its Subsidiaries as of March 31, 2001 and 2000 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the interim periods ended March 31, 2001 and 2000, as reported on Source's Quarterly Report on Form 10-Q for the period ended March 31, 2001 filed with the SEC under the Exchange Act. Source will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Source and its Subsidiaries as of June 30, 2001. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited and draft statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Source and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in

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the case of unaudited statements, as permitted by Form 10-Q or, in the case of draft statements, subject to revisions that in the aggregate will not be material. Source's Annual Report on Form 10-K for the year ended December 31, 2000 and all reports subsequently filed under the Exchange Act (the "Source Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Source has previously delivered or made available to Sterling true, correct and complete copies of such reports. The financial books and records of Source and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

    3.7  BROKER'S FEES.

    Neither Source nor any Subsidiary of Source nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

    3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

      (a) Except as disclosed in Section 3.8(a) of the Source Disclosure Schedule or in any Source Exchange Act Report filed with the SEC prior to the date of this Agreement, since April 1, 1996 neither Source nor any of its Subsidiaries has (i) incurred any material liability, (ii) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Source or such Subsidiary, as the case may be, and no event has occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Source.

      (b) Except as set forth in Section 3.8(b) of the Source Disclosure Schedule, since December 31, 2000, Source and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    3.9  LEGAL PROCEEDINGS.

    Except as disclosed in Section 3.9 of the Source Disclosure Schedule:

      (a) Neither Source nor any of its Subsidiaries is a party to any, and there are no pending or, to Source's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Source or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Source or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of success.

      (b) There is no injunction, order, judgment or decree imposed upon Source or any of its Subsidiaries or the assets of Source or any of its Subsidiaries.

    3.10  TAXES AND TAX RETURNS.

    Except as set forth in Section 3.10 of the Source Disclosure Schedule:

      (a) Each of Source and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the

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  payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability for income taxes of Source and its Subsidiaries has been satisfied or accrued for payment in the ordinary course of business for all years to and including the year 2000. Neither the Internal Revenue Service ("IRS") nor any other taxing authority has notified Source of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Source. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Source or any of its Subsidiaries, nor have Source or its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

      (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

      (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

    3.11  EMPLOYEE PLANS.

      (a) Section 3.11(a) of the Source Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Source or any of its Subsidiaries or any other entity which together with Source would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Source or any Subsidiary or any ERISA Affiliate has any liability (collectively, the "Plans").

      (b) Source has previously provided Sterling with true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last year, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding two plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency and (vii) all Forms 5310 for each Plan filed for the preceding six plan years.

      (c) Except as set forth at Section 3.11(c) of the Source Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Source or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable

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  Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Source or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Source, its Subsidiaries and ERISA Affiliates have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Source, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Source or any of its Subsidiaries of incurring a material liability thereunder, (vii) none of Source, its Subsidiaries or any ERISA Affiliate has incurred, and Source does not expect that any such entity will incur, any withdrawal liability with respect to a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all contributions or other amounts payable by Source, its Subsidiaries and ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (ix) neither Source nor any of its Subsidiaries or ERISA Affiliates has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a transaction in connection with which Source or any of its Subsidiaries is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Source, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Source or any of its Subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute an Aexcess parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument that could reasonably be expected to prevent the Merger from being accounted for as a purchase, (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement, and (xiv) Source, its Subsidiaries and ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.

    3.12  CERTAIN CONTRACTS.

      (a) Except as set forth at Section 3.12 of the Source Disclosure Schedule, neither Source nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Sterling, Source, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Source or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this

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  Agreement, (vi) that is material and is not made in the ordinary course of business or pursuant to which Source or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any entity, (vii) not fully disclosed in the financial statements contemplated by Section 3.6 that relates to borrowings of money (or guarantees thereof by Source, or any of its Subsidiaries), other than in the ordinary course of business, or (viii) is a lease or similar arrangement with annual rental payments by Source of $10,000 or more. Source has previously provided to Sterling true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Source or any of its Subsidiaries is a party. Section 3.12(a) of the Source Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Source. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Source Disclosure Schedule, is referred to herein as a "Source Contract," and neither Source nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities have knowledge of, any violation or imminent violation of any Source Contract by any other party thereto.

      (b) (i) Each Source Contract is a valid and binding commitment of Source and is in full force and effect, (ii) each of Source and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Source Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Source or any of its Subsidiaries under any such Source Contract.

    3.13  AGREEMENTS WITH REGULATORY AUTHORITIES.

    Neither Source nor any of its Affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each, whether or not set forth on Section 3.13 of the Source Disclosure Schedule, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Source or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    3.14  STATE TAKEOVER LAWS

    Source has taken all action necessary so that no state takeover statute or similar statute or regulation, including, without limitation, Title 23B, Chapter 19 of the Washington BCA, shall apply to the Merger or any of the other transactions contemplated hereby. Source has also taken such other action with respect to any other anti-takeover provisions in its Bylaws or Articles of Incorporation to the extent necessary to consummate the transactions contemplated by this Agreement on the terms set forth herein.

    3.15  ENVIRONMENTAL MATTERS.

      (a) Each of Source and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

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      (b) To the knowledge of Source's and its Subsidiaries' executive officers, there has not been any release of Hazardous Materials in, on, under or affecting any site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Source or any of its Subsidiaries;

      (c) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of the executive officers of Source or its Subsidiaries, threatened (or to the knowledge of Source's or its Subsidiaries' executive officers past or present actions or events that could reasonably be expected to form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Source or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Source or any of its Subsidiaries;

      (d) To the knowledge of the executive officers of Source and its Subsidiaries, neither Source nor any of its Subsidiaries has made or participated in any Loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such Loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at any property securing such Loan.

      (e) For purposes of this Section 3.15 and Section 4.7 hereof, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, lead paint or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

    3.16  RESERVES FOR LOSSES.

    All reserves or other allowances for possible losses reflected in Source's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Source nor any of its Subsidiaries has been notified by any Regulatory Authority or by Source's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Source or its Subsidiaries in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or Source's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Source or its Subsidiaries. Section 3.16 of the Source Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by Source as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO, if any, held by Source or any of its Subsidiaries is being carried at net realizable value.

    3.17  PROPERTIES AND ASSETS.

    Section 3.17 of the Source Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Source and each of its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Source or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Source or any of its Subsidiaries is a party; and (iv) all items of Source's or any Source Subsidiary's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment by Source of $10,000 or more. Except for (a) items reflected in Source's consolidated financial

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statements referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Source's or any Source Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices and (e) items listed in Section 3.17 of the Source Disclosure Schedule, Source and each of its Subsidiaries have good and, as to OREO, marketable and insurable title to all their properties and assets reflected in the consolidated financial statements of Source, free and clear of all liens, claims, charges and other encumbrances. Source and each of its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Source and each of its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect. Source and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Source or any of its Subsidiaries is a party are valid and binding obligations in accordance with the terms thereof. Neither Source nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Source or any of its Subsidiaries under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Source or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

    3.18  INSURANCE.

    Section 3.18 of the Source Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Source and any of its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. The existing insurance carried by Source is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Source and the Source Subsidiaries, and is sufficient for compliance by Source and each of its Subsidiaries with all requirements of Law and agreements to which Source or any of its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Source Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

    3.19  COMPLIANCE WITH APPLICABLE LAWS.

    Each of Source and its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business. Source's ownership of its Subsidiaries and the activities thereof are in material compliance with all applicable Laws. Neither Source nor any of its Subsidiaries has received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

    3.20  LOANS.

    As of the date hereof:

      (a) All Loans owned by Source or any of its Subsidiaries, or in which Source or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

      (b) All Loans owned by Source or any of its Subsidiaries, or in which Source or any of its Subsidiaries has an interest, have been made or acquired by Source in all material respects in

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  accordance with board of director-approved Loan policies. Each of Source and its Subsidiaries holds mortgages contained in its Loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectibility of such Loans; and, except as disclosed in Section 3.20(b) of the Source Disclosure Schedule, all Loans owned by Source and each of its Subsidiaries are with full recourse to the borrowers, and neither of Source nor its Subsidiaries has taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All Loans purchased or originated by Source or any of its Subsidiaries and subsequently sold by Source or any of its Subsidiaries have been sold without recourse to Source or any of its Subsidiaries for payment, repurchase or replacement of such Loan. True, correct and complete copies of Loan delinquency reports prepared by Source and each of its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of June 22, 2001, have previously been provided to Sterling. True, correct and complete copies of the currently effective lending policies and practices of Source and each of its Subsidiaries have been furnished or made available to Sterling.

      (c) Each outstanding Loan participation sold by Source or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Source or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Source or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Source and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

      (d) Each of Source and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

    3.21  FAIRNESS OPINION.

    Source has received an opinion from Feldman Financial Advisors, Inc. ("Feldman") dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the Source stockholders from a financial point of view.

    3.22  TAX AND ACCOUNTING TREATMENT OF MERGER.

    As of the date of this Agreement, Source has no knowledge of any fact or state of affairs relating to Source that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "purchase" accounting treatment under GAAP.

    3.23  UNDISCLOSED LIABILITIES.

    Except (i) as disclosed in Section 3.23 of the Source Disclosure Schedule, (ii) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Source included in the Source Form 10-Q for the quarter ended March 31, 2001 or (iii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2001, neither Source nor any of its

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Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Source or any of its Subsidiaries. When used in this Agreement, the term "Material Adverse Effect" with respect to Sterling, Source or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or (B) the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Option Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally, (iii) any action or omission of Source or Sterling or any Subsidiary of either of them taken with the prior written consent of Sterling or Source, as applicable, contemplated by this Agreement and (iv) any changes in general economic conditions affecting banks, thrifts or their holding companies generally.

    3.24  SOURCE INFORMATION.

    The information relating to Source and its Subsidiaries to be provided by Source to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.25  BOARD RECOMMENDATION.

    The Board of Directors of Source, at a meeting duly called and held, has by unanimous vote of its directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Option Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Source stockholders and (ii) resolved to recommend that the holders of the Source Common Stock adopt this Agreement.

    3.26  INDEMNIFICATION.

    Source has no knowledge of any action or failure to take action by any director, officer, employee or agent of Source or any Source Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Source or any Source Subsidiary under the Articles of Incorporation, Bylaws or Laws applicable to Source or any Source Subsidiary.

    3.27  INSIDER INTERESTS.

    All outstanding Loans and other contractual arrangements (including deposit relationships) between Source or any Source Subsidiary and any officer, director or employee of Source or any Source Subsidiary conform to applicable Laws. Except as set forth in Section 3.27 of the Source Disclosure Schedule, no officer, director or employee of Source or any Source Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Source or any Source Subsidiary.

    3.28  INTELLECTUAL PROPERTY RIGHTS.

    Except as disclosed in Section 3.28 of the Source Disclosure Schedule, Source and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Source nor any of its

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Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Source nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING

    Sterling hereby makes the following representations and warranties to Source, each of which is being relied upon by Source as a material inducement to enter into and perform this Agreement.

    4.1  CORPORATE ORGANIZATION.

    Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Sterling. Sterling is duly registered as a savings and Loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). The Restated Articles of Incorporation, Articles of Amendment of Restated Articles of Incorporation and Bylaws of Sterling, copies of which have previously been made available to Source, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

    4.2  CAPITALIZATION.

    The authorized capital stock of Sterling as of the date hereof consists of 20,000,000 shares of Sterling Common Stock, of which 8,922,021 shares were outstanding at April 30, 2001 and 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. At May 31, 2001, there were options outstanding to purchase 796,152 shares of Sterling Common Stock pursuant to Sterling's stock option plans. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity securities of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock.

    4.3  AUTHORITY; NO VIOLATION.

      (a) Sterling has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Sterling. No other corporate proceedings on the part of Sterling are necessary to consummate the transactions contemplated hereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Source) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a

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  court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

      (b) Neither the execution and delivery of this Agreement or the Option Agreement by Sterling nor the consummation by Sterling or Sub, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or Sub, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or Bylaws of Sterling or Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

    4.4  CONSENTS AND APPROVALS.

      (a) Except for (i) the filing and approval of any required applications and notices with the OTS and the subsequent incorporation and organization of Sub, (ii) the filing with the SEC of a registration statement on Form S-4 to register the shares of Sterling Common Stock to be issued in connection with the Merger which will include the Proxy Statement/Prospectus, (iii) the filing of the Articles of Merger with the Secretary of State of Washington pursuant to the Washington BCA and (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by Sterling of this Agreement and the Option Agreement; and (2) the performance by Sterling of this Agreement and the transactions contemplated hereby, except, in each case, for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby and thereby.

      (b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis or why the transactions contemplated by this Agreement and the Option Agreement cannot be consummated as provided herein and therein.

    4.5  REPORTS.

    Since January 1, 1996, Sterling has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Regulatory Authorities. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Authority in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since April 1, 1996.

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    4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    Sterling has previously delivered to Source true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended 1998 through 2000, inclusive, as reported in Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of PriceWaterhouseCoopers LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of March 31, 2001 and 2000 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the interim periods ended March 31, 2001 and 2000, as reported on Sterling's Quarterly Report on Form 10-Q for the period ended March 31, 2001 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and all subsequently filed reports under the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Source true, correct and complete copies of such reports. The financial books and records of Sterling and Sub have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7  ENVIRONMENTAL MATTERS.

      (a) Each of Sterling and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

      (b) To the knowledge of Sterling's executive officers, there has not been any release of Hazardous Materials in, on, under or affecting any site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Source or any of its Subsidiaries;

      (c) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Sterling's executive officers, threatened (or to the knowledge of Sterling's executive officers past or present actions or events that could reasonably be expected to form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Sterling or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Sterling or any of its Subsidiaries;

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      (d) To the knowledge of Sterling's executive officers, neither Sterling nor any of its Subsidiaries has made or participated in any Loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such Loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at any property securing such Loan.

    4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as disclosed in Sterling's Exchange Act filings:

      (a) True, correct and complete copies of which have previously been delivered or made available to Source, no event has occurred which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

      (b) Since December 31, 2000, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    4.9  COMPLIANCE WITH APPLICABLE LAW.

    Sterling and each Sterling Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Sterling's ownership of its Subsidiaries and the activities thereof, are in material compliance with all applicable Laws. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

    4.10  EMPLOYEE PLANS.

    Sterling has heretofore made available for inspection, or delivered (if requested) to Source true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Sterling Plans") by Sterling or any of its Subsidiaries. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Sterling Plan. The Sterling Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

    4.11  AGREEMENTS WITH REGULATORY AUTHORITIES.

    Neither Sterling nor any of its Subsidiaries is subject or is a party to any Regulatory Agreement or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.12  TAX AND ACCOUNTING TREATMENT OF MERGER.

    As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "purchase" accounting treatment.

    4.13  LEGAL PROCEEDINGS.

      (a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Sterling's executive officers, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Sterling or any of its Subsidiaries or which

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  challenge the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of success.

      (b) There is no injunction, order, judgment or decree imposed upon Sterling or any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries.

    4.14  BROKER'S FEES.

    Neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement.

    4.15  TAXES AND TAX RETURNS.

    Each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability reflected in the income tax returns of Sterling and its Subsidiaries has been satisfied for all years to and including December 31, 2000. Neither the IRS nor any other taxing authority has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

    4.16  UNDISCLOSED LIABILITIES.

    Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Sterling included in the Sterling Form 10-Q for the quarter ended March 31, 2001 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling or any of its Subsidiaries.

    4.17  STERLING INFORMATION.

    The information relating to Sterling and its Subsidiaries to be provided by Sterling to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Source or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    4.18  BOARD RECOMMENDATION.

    The Board of Directors of Sterling, at a meeting duly called and held, has by unanimous vote of its directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Option Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Sterling stockholders.

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ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1  COVENANTS OF SOURCE.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement, or with the prior written consent of Sterling, Source and each of its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past and prudent practices. Source will use its reasonable best efforts to (x) preserve its business organization and that of each of its Subsidiaries intact, (y) keep available to itself and Sterling the present services of the employees of Source and each of its Subsidiaries and (z) preserve for itself and Sterling the goodwill of the customers of Source and each of its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Source Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Source shall not, and shall not permit any of its Subsidiaries to:

      (a) declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

      (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Source Stock Option Plans in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Source or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Source or any of its Subsidiaries;

      (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Source Common Stock pursuant to stock options or similar rights to acquire Source Common Stock granted pursuant to the Source Stock Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms; (ii) pursuant to the Option Agreement and (iii) pursuant to the Debentures;

      (d) amend its Articles of Incorporation, Bylaws or other similar governing documents;

      (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any Acquisition Transaction (as defined below); provided, however, that Source may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may participate in such discussions or negotiations if the Board of Directors of Source has determined in good faith that the failure to provide such information or participate in such negotiations or discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable Laws and the Board of Directors has received the written advice of counsel experienced in these matters to that effect. Source shall communicate orally and via telefax to Sterling, on the day Source receives any proposal, the material terms of any such proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Source will promptly cease and cause to be terminated any existing activities, discussions or negotiations

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  previously conducted with any parties other than Sterling with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer involving Source or any of its Subsidiaries, (ii) merger, consolidation or other business combination involving Source or any of its Subsidiaries, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets, out of the ordinary course of business, of, Source or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

      (f)  make capital expenditures aggregating in excess of $15,000;

      (g) enter into any new line of business;

      (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled Loan or debt restructurings, or in the ordinary course of business consistent with prudent business practices;

      (i)  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Option Agreement, except, in every case, as may be required by applicable Law;

      (j)  change its methods of accounting in effect at December 31, 2000 except as required by changes in GAAP as concurred in by Source's independent auditors;

      (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Source or any of its Subsidiaries and one or more of its current or former directors, officers or employees, and (ii) except for normal annual increases in pay consistent with past practice, increase in any manner the compensation of any employee or director or pay any benefit not required by any written Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, (iv) hire any new employee at an annual compensation in excess of $50,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

      (l)  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

      (m) sell, purchase, enter into a lease, relocate, open or close any office, or file an application pertaining to such action with any Governmental Entity;

      (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled Loan or debt restructuring, in the ordinary course of business consistent with prudent business practices;

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      (o) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Source or any of its Subsidiaries;

      (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

      (q) purchase any Loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

      (r) originate (i) any Loans except in accordance with existing lending policies, (ii) unsecured consumer Loans, (iii) commercial real estate first mortgage or other commercial Loans in excess of $200,000 as to any Loan or $600,000 in the aggregate, or (iv) land acquisition Loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for (A) Loans for which written commitments have been issued as of the date hereof, (B) renewals of Loans existing as of the date of this Agreement or Loans permitted pursuant to this Section 5.1(r) and (C) increases in the principal amount of Loans existing as of the date of this Agreement, subject to a limit of 30% of the principal amount of such Loans as of the date of this Agreement or $100,000, whichever is less;

      (s) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security;

      (t)  sell or purchase any mortgage Loan servicing rights;

      (u) settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, except in the ordinary course of business, consistent with past practice;

      (v) agree or commit to do any of the actions set forth in clauses (a)—(u) of this Section 5.1. The consent of Sterling to any action by Source or any of its Subsidiaries that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President or Senior Vice President of Sterling; or

      (w) take or omit to take any other action that would materially adversely affect or materially delay the ability of Source to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect the ability of Source, and any Source Subsidiary's ability to consummate the transactions contemplated by this Agreement or the Option Agreement.

    5.2  COVENANTS OF STERLING.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Source's prior written consent, Sterling shall not:

      (a) take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

      (b) take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's and Sub's ability to consummate the transactions contemplated by this Agreement;

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      (c) take any action that will disqualify the Merger as a "reorganization" under Section 368 of the Code;

      (d) take more than three business days to respond to a request for consent under Section 5.1(v).

    5.3  MERGER COVENANTS.

    Notwithstanding that Source believes that it has established all reserves and taken all provisions for possible Loan losses required by GAAP and applicable Laws, Source recognizes that Sterling may have adopted different Loan, accrual and reserve policies (including Loan classifications and levels of reserves for possible Loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Source and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Source's Loan, accrual and reserve policies to those policies of Sterling to the extent consistent with GAAP; provided, that any change in Source's policies in connection with such matters need not be effected until Sterling irrevocably agrees in writing that (i) all conditions to Sterling's obligation to consummate the Merger have been satisfied, (ii) that Sterling will waive any and all rights that it may have to terminate this Agreement and (iii) Sterling will complete the Merger.

    5.4  EMPLOYMENT AND OTHER AGREEMENTS.

      (a) Listed in Section 5.4 of the Source Disclosure Schedule are all employment agreements (the "Employment Agreements") between any person and Source or any of its Subsidiaries as of the date of this Agreement and an indication as to which of the Employment Agreements contain change of control or similar benefits. True and complete copies of all such Employment Agreements have previously been provided to Sterling. At the Effective Time, the Surviving Corporation will pay to Mr. Jones and Ms. Hasz the change in control payments indicated in Section 5.4 of the Source Disclosure Schedule in full discharge and satisfaction of their respective Employment Agreements, provided that each executive shall execute a satisfactory release in connection therewith. The Surviving Corporation will honor the remaining Employment Agreements included in Section 5.4 of the Source Disclosure Schedule in accordance with the terms thereof.

      (b) Source's 1994 Stock Option Plan for Non-Employee Directors shall be terminated at the Effective Time.

      (c) After the date of this Agreement, Source will take such steps necessary or practicable to terminate the Source Capital Corporation 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") as of the Effective Time. To the extent permitted by applicable Law and provided for in the 401(k) Plan, the 401(k) Plan administrators shall be appointed, as and if necessary, whether before or after the Effective Time, by the party or parties responsible for such appointments as of the date hereof. Upon termination of the 401(k) Plan, participants in the 401(k) Plan will become fully vested in and eligible to receive benefits under the 401(k) Plan to the extent permitted therein and required by applicable Law. To the extent permitted by the 401(k) Plan and applicable law, the 401(k) Trustees shall distribute all benefits to plan participants as soon as reasonably practicable following the termination of the 401(k) Plan, provided, however, that no distribution shall occur prior to the Effective Time. Upon the election of any participant, his or her distributable benefit under the 401(k) Plan that constitutes an "eligible rollover distribution" (as defined in Code Section 402(f)(2)(A)) may be rolled over to any qualified Sterling plan or to any other eligible individual retirement account.

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    5.5  SUB.

    Sterling shall cause Sub to be incorporated and organized, (and its Board, subject to the fiduciary duties of its members, to ratify all actions of the incorporator of Sub in connection with this Agreement), as soon as is reasonably practicable after the execution of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

    6.1  REGULATORY MATTERS.

      (a) Upon the execution and delivery of this Agreement, Sterling and Source shall promptly cause to be prepared and filed with the SEC a registration statement of Sterling on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the Sterling Common Stock to be issued in the Merger and for soliciting the adoption and approval of this Agreement and the Merger by the stockholders of Source. Sterling and Source shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Source is discovered by Source which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Source shall promptly inform Sterling, and shall furnish Sterling with all necessary information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Source and Sterling (if prior to the meeting of the stockholders of Source pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its stockholders entitled to vote at such meeting. Sterling shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and Source shall furnish all information concerning Source and the holders of Source Common Stock as may be reasonably requested in connection with any such action.

      (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Source and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Source or Sterling, or their respective Subsidiaries, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

      (c) Source shall, upon request, furnish Sterling with all information concerning Source and its directors, officers and stockholders and such other matters as may be reasonably necessary or

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  advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

      (d) Sterling and Source shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2  ACCESS TO INFORMATION.

      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Source shall accord to the officers, employees, accountants, counsel and other representatives of Sterling, access, during normal business hours during the period prior to the Effective Time, to all its and its Subsidiaries' officers, properties, books, contracts, commitments and records and, during such period, Source shall make available to Sterling (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of the Boards of Directors of Source, its Subsidiaries and any committees thereof, and of any management committees (in all cases, at least as timely as all Source and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice). Sterling will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Sterling entered into with Source dated June 4, 2001 (the "Confidentiality Agreement").

      (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the officers, employees, accountants, counsel and other representatives of Source, access, during normal business hours during the period prior to the Effective Time, to such information regarding Sterling as shall be reasonably necessary for Source to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Source to confirm that the representations and warranties of Sterling contained herein are true and correct and that the covenants of Sterling contained herein have been performed in all material respects. Source will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

      (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      (d) Source shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Source or any of its Subsidiaries that is provided to directors of Source and any of its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof.

    6.3  STOCKHOLDER MEETING.

    Source shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption and approval of this Agreement and the Merger. Management and the Board of Directors of Source shall recommend to Source's stockholders adoption and approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto; and in each case shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby (subject in each case to the provisions of Section 5.1(e) relating to compliance in good faith with its fiduciary duties). Source and Sterling shall coordinate and cooperate with respect to the foregoing matters.

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    6.4  LEGAL CONDITIONS TO MERGER.

    Each of Sterling and Source shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Source or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5  STOCK EXCHANGE LISTING.

    Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

    6.6  EMPLOYEES.

    To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or its Subsidiaries, as applicable, individuals who are employees of Source or its Subsidiaries at the Effective Time will be credited with periods of service with Source or its Subsidiaries before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Source or its Subsidiaries) as if such service had been with Sterling or its Subsidiaries, as applicable. Similar credit shall also be given by Sterling or its Subsidiaries in calculating other retirement plan, vacation and similar benefits for such employees of Source or its Subsidiaries after the Merger. Sterling will or will cause its Subsidiaries to (i) give credit to employees of Source and its Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its Subsidiaries, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Source and its Subsidiaries and (ii) provide each employee of Source and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements.

    6.7  INDEMNIFICATION.

      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Source or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Source or any of its Subsidiaries or (ii) this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent that Source or its Subsidiaries would have been obligated to indemnify and hold harmless, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final

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  disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof; provided, however, that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.7 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this Section 6.7 shall continue in full force and effect for the lesser of a period of six years from the Effective Time or the duration of any applicable statute of limitations (including any applicable statutory tolling periods); provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

      (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this section.

    6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

    As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Sterling will deliver to Source and Source will deliver to Sterling their respective Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Each party shall deliver to the other all other reports, including any Current Reports on Form 8-K, promptly after filing such reports with the SEC.

    6.9  ADDITIONAL AGREEMENTS.

    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and Source's Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

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    6.10  ADVICE OF CHANGES.

    Sterling and Source shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Source or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

    6.11  CURRENT INFORMATION.

    During the period from the date of this Agreement to the Effective Time, Source will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Source. The parties will promptly notify each other of any material change in the normal course of their respective businesses or in the operation of their respective properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation and will keep each other fully informed of such events.

    6.12  CHANGE IN STRUCTURE.

    Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Source stockholders as a result of such modification, (ii) the consideration to be paid to the Source stockholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Source agrees to cooperate fully with Sterling to effect such amendments.

    6.13  TRANSACTION EXPENSES OF SOURCE.

    As promptly as practicable after the execution of this Agreement, Source will provide to Sterling an estimate of the expenses Source expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

    6.14  AFFILIATES.

    Source shall use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Source (each, a "Source Affiliate") as that term is used in Rule 145 under the Securities Act to execute and deliver to Sterling as soon as practicable after the date of this agreement and, in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D (the "Source Affiliate Agreement").

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ARTICLE VII
CONDITIONS PRECEDENT

    7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

    The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) STOCKHOLDER APPROVALS.

      This Agreement and the Merger shall have been approved and adopted by the requisite votes of the Source stockholders.

      (b) STOCK EXCHANGE LISTING.

      The shares of Sterling Common Stock which shall be issued in the Merger (including the Sterling Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock may become listed).

      (c) OTHER APPROVALS.

      All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

      (d) REGISTRATION STATEMENT.

      The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

      No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Articles of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

      (f)  FEDERAL TAX OPINION.

      Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Source shall have received an opinion from Paine Hamblen Coffin Brooke & Miller, LLP, counsel to Source, in form and substance reasonably satisfactory to Sterling and Source, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Source will be a party to a reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Source, Sterling, their respective affiliates and others.

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    7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

    The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of Source set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Source. Sterling shall have received a certificate signed on behalf of Source by each of the President and Chief Executive Officer and the Chief Financial Officer of Source to the foregoing effect.

      (b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF SOURCE

      Source shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Source by each of the President and Chief Executive Officer and the Chief Financial Officer of Source to such effect.

      (c) STOCKHOLDERS AGREEMENT

      On and effective as of the date of this Agreement, Sterling shall have received from each member of the Source Board who is a Source stockholder and each executive officer of Source who owns beneficially at least 1,000 shares of Source Common Stock on the date hereof agreements in the form attached hereto as Exhibit E (the "Stockholders Agreement").

      (d) BURDENSOME CONDITION

      There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Source, Sterling or the Surviving Company.

      (e) DIRECTOR RESIGNATIONS

      Sterling shall have received resignations from each director of Source and each of its Subsidiaries.

      (f)  DISSENTING SHARES

      The aggregate number of Dissenting Shares shall not constitute more than ten percent of all outstanding Source Common Stock.

      (g) CHANGE OF CONTROL PAYMENTS

      Sterling shall not be required to pay, nor may Source accrue, more than $646,000 for change of control or similar payments under all Employment Contracts (including those for D. Michael Jones and Linda Parker Hasz).

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    7.3  CONDITIONS TO OBLIGATIONS OF SOURCE.

    The obligation of Source to effect the Merger is also subject to the satisfaction or waiver by Source at or prior to the Effective Time of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Sterling. Source shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

      (b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF STERLING.

      Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Source shall have received a certificate signed on behalf of Sterling by each of the President and Chief Operating Officer and the Chief Financial Officer of Sterling to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

    8.1  TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Sterling or Source:

      (a) by mutual consent of Sterling and Source in a written instrument, if the Board of Directors of each so determines;

      (b) by either Sterling or Source if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and not subject to appeal;

      (c) by either Sterling or Source if the Merger shall not have been consummated on or before the 360th day from the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

      (d) by either Sterling or Source if the approval of the stockholders of Source required for the consummation of the Merger as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the respective duly held meeting of stockholders or at any adjournment or postponement thereof;

      (e) by either Sterling or Source (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on the breaching party and such breach shall not have been cured within 20 days following receipt by the breaching party of written notice of

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  such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; or

      (f)  by Sterling if the Board of Directors of Source shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby.

    8.2  EFFECT OF TERMINATION.

    In the event of termination of this Agreement by either Sterling or Source as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except that:

      (a) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement;

      (b) except as provided in Section 8.2(c), notwithstanding anything to the contrary contained in this Agreement, neither Sterling nor Source shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement;

      (c) If Sterling has terminated this Agreement pursuant to Sections 8.1(d), 8.1(e) or 8.1(f) hereof, Source shall pay to Sterling a fee (the "Source Termination Fee") of $300,000. The Source Termination Fee shall be payable by Source to Sterling within two business days following written notice of a demand therefore and shall be made by wire transfer of immediately available funds to an account designated by Sterling in the said notice.

      (d) If Source has terminated this Agreement pursuant to Section 8.1(e) hereof, Sterling shall pay to Source a fee (the "Sterling Termination Fee") of $75,000. The Sterling Termination Fee shall be payable by Sterling to Source within two business days following written notice of a demand therefore and shall be made by wire transfer of immediately available funds to an account designated by Source in the said notice.

      (e) Sterling and Source agree that the agreements contained in this Section 8.2 are intended to increase the likelihood that the transactions contemplated by this Agreement will occur in accordance herewith, are an integral part of the transactions contemplated by this Agreement and that without such agreements they would not have entered into this Agreement. If either Source or Sterling fails to pay the amounts due under paragraphs (c) or (d) of this Section 8.2 within the time periods specified therein, such party shall pay the costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such amounts at the publicly announced prime rate of Bank of America from the date such amounts were required to be paid.

      (f)  Where action is taken to terminate this Agreement pursuant to Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the shareholders of such party.

    8.3  AMENDMENT.

    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Source; provided, however, that after any approval of the transactions contemplated by this Agreement by Source's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Source stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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    8.4  EXTENSION; WAIVER.

    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

    9.1  CLOSING.

    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Witherspoon, Kelley, Davenport & Toole, P.S. on a day which is within 360 days of the date of this Agreement, or such other date, place and time as the parties may agree (the "Closing Date").

    9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

    9.3  EXPENSES.

    Except as provided in Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of this Section 9.3, printing and mailing expenses relating to the Proxy/Prospectus shall be divided equally between Sterling and Source.

    9.4  NOTICES.

    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Sterling or Sub, to:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn: Daniel G. Byrne Chief Financial Officer

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WITH A COPY TO:

Witherspoon, Kelley, Davenport & Toole, P.S. 422 West Riverside Avenue, Suite 1100 Spokane, Washington 99201 Attn: Donald J. Lukes, Esq.

and

(b) if to Source, to:

Source Capital Corporation 8811 East Mission Avenue Spokane, Washington 99212 Attn: D. Michael Jones President and Chief Executive Officer

WITH A COPY TO:

Paine Hamblen Coffin Brooke & Miller, LLP 717 W. Sprague, Suite 1200 Spokane, Washington 99201 Attn: Thomas L. McKeirnan, Esq.

    9.5  INTERPRETATION.

    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Sterling, Source or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

    9.6  COUNTERPARTS.

    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7  ENTIRE AGREEMENT.

    This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Option Agreement.

    9.8  GOVERNING LAW.

    This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

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    9.9  ENFORCEMENT OF AGREEMENT.

    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.10  SEVERABILITY.

    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.11  PUBLICITY.

    Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Source shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

    9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

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    IN WITNESS WHEREOF, Sterling, Source and Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

STERLING FINANCIAL CORPORATION

By:
Harold B. Gilkey Chairman and Chief Executive Officer

STERLING INTERIM CORPORATION

By:	STERLING FINANCIAL CORPORATION Incorporator

By:
Harold B. Gilkey Chairman and Chief Executive Officer

SOURCE CAPITAL CORPORATION

By:
D. Michael Jones President and Chief Executive Officer

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ANNEX B

THE TRANSFER OF THE OPTION AND THE OPTION SHARES REFERRED TO
HEREIN ARE SUBJECT TO RESTRICTIONS SET FORTH HEREIN.

STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (the "Agreement") is dated as of June  , 2001 between Sterling Financial Corporation ("Sterling"), a Washington corporation, and Source Capital Corporation ("Source"), a Washington corporation.

WITNESSETH

    WHEREAS, the Boards of Directors of Sterling and Source have approved an Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement"), providing for the merger of Source with and into Sterling Interim Corporation, a Washington corporation in formation that will be a wholly-owned second-tier subsidiary of Sterling ("Sub"), with Source being the surviving corporation in such merger (the "Merger"); and

    WHEREAS, to further induce Sterling to enter into the Merger Agreement, Sterling has required that Source agree, and Source has agreed, to grant to Sterling the option set forth herein to purchase shares of Source's authorized but unissued common stock, no par value per share ("Source Common Stock").

    NOW THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties agree as follows:

    l.   Definitions. Capitalized terms defined in the Merger Agreement and used but not otherwise defined herein shall have the same meaning as in the Merger Agreement.

    2.  Grant of Option. Subject to the terms and conditions set forth herein, Source hereby grants to Sterling an unconditional, irrevocable option (the "Option") to purchase up to 257,427 shares of Source Common Stock (the "Option Shares") at an exercise price of $4.50 per share (the "Option Price") (with the number of Option Shares and exercise price per share being subject to adjustment pursuant to Section 7 hereof) payable in cash as provided in Section 4 hereof; provided, however, that in no event shall the aggregate number of Option Shares issuable under the Option exceed 19.9% of the number of shares of Source Common Stock then issued and outstanding without giving effect to the issuance of Source Stock Options and the Option Shares.

    3.  Exercise of Option.

      (a) Expiration of Option. Subject to compliance with applicable provisions of law, Sterling may exercise the Option, in whole or in part, at any time or from time to time after the occurrence of a Purchase Event (as defined below); provided, however, that to the extent the Option shall not have been previously exercised, it shall terminate and be of no further force and effect upon the earliest to occur of the following (each, an "Exercise Termination Event"): (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to a Purchase Event, except a termination by Sterling pursuant to Sections 8.1(e) (if the breach by Source giving rise to such right of termination is willful) or 8.1(f) of the Merger Agreement; (iii) on the 365th day after the termination of the Merger Agreement by Sterling pursuant to Sections 8.1(e) (if the breach by Source giving rise to such right of termination is willful) or 8.1(f) of the Merger Agreement (such 365th-day period after termination of the Merger Agreement is referred to herein as the "Post-Termination Period") if no Purchase Event has occurred during the term of the Merger Agreement or during the Post-Termination Period; or (iv) on the 365th day after the discontinuance of all Purchase Events that occurred during the term of the Merger Agreement or during the Post-Termination Period if a

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  Purchase Event occurred during any such period, but in no event later than the 450th day after the termination of the Merger Agreement.

      (b) Purchase Event. If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions have been terminated. As used in this Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended. As used herein, a "Purchase Event" means any of the following events:

         (i) Source or any of its Subsidiaries shall have authorized, recommended, publicly proposed or entered into an agreement with any person (other than Sterling or any of its Subsidiaries, or any person acting in concert in any respect with Sterling or its Subsidiaries) to effect an Acquisition Transaction or shall have failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below) as soon as is reasonably practicable but in no event later than five days after notice of such Tender Offer or Exchange Offer. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Source or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Source or any of its Subsidiaries representing 10% or more of the consolidated assets of Source and its Subsidiaries other than in the ordinary course of business, it being understood that sales of Loans by Source or paydowns or payoffs of Loans by Source's borrowers, which sales, paydowns and payoffs are consistent with past practices, shall be deemed to be in the ordinary course of business, or (C) the issuance, sale or other disposition by Source of (including by way of merger, consolidation, share exchange or any similar transaction but excluding issuances due to the exercise of options under the Source Stock Option Plans or the conversion of Debentures) securities representing 10% or more of the voting power of Source or any of its material Subsidiaries;

        (ii) any person (other than Sterling or any of its Subsidiaries or any person acting in concert in any respect with Sterling or its Subsidiaries) shall have acquired, after the date hereof, Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 15% or more of the then outstanding shares of Source Common Stock;

        (iii) any person (other than Sterling or any of its Subsidiaries or any person acting in concert in any respect with Sterling or its Subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Source Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Source Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively) and Source has failed to publicly oppose such Tender Offer or Exchange Offer as soon as is reasonably practicable but in no event later than five days after notice of such Tender Offer or Exchange Offer;

        (iv) the holders of Source Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on such agreements, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Sterling or any of its Subsidiary or any person acting

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    in concert in any respect with Sterling or its Subsidiaries) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, with any Regulatory Authority, for approval to engage in an Acquisition Transaction (either of such announcements are referred to herein as a "Public Announcement");

        (v) Source's Board of Directors shall not have recommended to the stockholders of Source that such stockholders vote in favor of the approval of the Merger Agreement or shall have withdrawn or modified such recommendation in a manner adverse to Sterling, in each case after a Public Announcement;

        (vi) after a Public Announcement, Source shall have willfully breached any covenant or obligation contained in the Merger Agreement and failed to cure such breach within applicable time periods and the failure to cure and such breach (x) would entitle Sterling to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

      (c) Notice of Purchase Event. Source shall notify Sterling promptly in writing of the occurrence of any Purchase Event; provided, however, that the giving of such notice by Source shall not be a condition to the right of Sterling to exercise the Option.

      (d) Notice of Exercise. In the event Sterling wishes to exercise the Option, it shall send to Source a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than ten business days nor later than thirty business days from the Notice Date for the closing of such purchase (the "Closing Date"). Notwithstanding the foregoing, if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, Sterling shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (e) Conditions to Exercise. Sterling shall not be entitled to exercise the Option if Sterling is in material breach of its obligations under the Merger Agreement and Source is thereby entitled to terminate the Merger Agreement.

    4.  Payment and Delivery of Certificates.

      (a) Payment. At the closing referred to in Section 3(d) hereof, Sterling shall pay to Source the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank designated by Source; provided that the failure or refusal of Source to designate such a bank account shall not preclude Sterling from exercising the Option.

      (b) Delivery of Certificate. At such closing, simultaneously with the delivery of cash as provided in subsection (a), Source shall deliver to Sterling a certificate or certificates representing the number of shares of Source Common Stock purchased by Sterling, which certificates may bear the legend set forth in Section 4(c) below, and if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Source Common Stock purchasable hereunder, and Sterling shall deliver to Source a letter agreeing that Sterling will not offer to sell or otherwise dispose of such shares in violation of this Agreement or applicable law or in a manner that would result in Sterling becoming an "underwriter" within the meaning of that term under the Securities Act of 1933, as amended (the "Securities Act"). Source shall pay all expenses and any and all United States

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  federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Sterling or its assignee, transferee or designee. Upon the giving by Sterling to Source of the written notice of exercise of the Option provided for under Section 3(d) above and the tender of the applicable purchase price in immediately available funds, Sterling shall be deemed to be the holder of record of the shares of Source Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Source shall then be closed or that certificates representing such shares of Source Common Stock shall not then be actually delivered to Sterling.

      (c) Restrictive legend. Certificates for Source Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Issuer, a copy of which agreement is on file at the principal place of business of the Issuer, and to resa1e restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be mailed to the holder hereof without charge after the receipt by the Issuer of a written request therefor.

It is understood that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Sterling shall have delivered to Source a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Source, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    5.  Source Representations. Source hereby represents and warrants to Sterling as follows:

      (a) Reservation of Shares. Source has the requisite power and authority, corporate or otherwise, to enter into and perform this Agreement pursuant to the terms hereof and has taken all necessary corporate action to authorize and reserve for issuance a sufficient number of shares of Source Common Stock to satisfy its obligations upon the exercise of the Option without additional authorization of Source Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Source Common Stock. Source shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Source.

      (b) Duly Authorized Shares. The shares of Source Common Stock to be issued upon exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and will not be subject to any preemptive rights.

      (c) Additional Actions. Source shall promptly take all reasonable action as may from time to time be required to be taken by it (including (A) complying with all pre-merger notification, reporting and waiting period requirements applicable to it and (B) in the event that, under the HOLA or a state thrift or banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Sterling in preparing such applications or notices and providing such information to the applicable regulatory body as may be required) in order to permit Sterling to exercise the Option and Source duly and effectively to issue shares of Source Common Stock pursuant thereto. Source

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  shall promptly take all other reasonable action provided herein to protect the rights of Sterling against dilution as set forth in Section 7.

    6.  Sterling Representations. Sterling hereby represents and warrants to Source that (i) this Option and any Option Shares are not being acquired with a view to the public distribution thereof and Sterling shall not transfer or otherwise dispose of this Option or any Option Shares purchased by Sterling pursuant to this Agreement except in a transaction registered or exempt from registration under the Securities Act, (ii) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in business and financial affairs as to be able to evaluate the risks and merits of any investment decision related to the Option and the Option Shares, (iii) is able to bear the economic risk of any investment in the Option Shares and (iv) has received all such information as it deems necessary or appropriate in connection with acquisition of the Option.

    7.  Adjustment Upon Changes in Capitalization.

      (a) Stock Dividends. In the event of any change in the outstanding Source Common Stock by reason of stock dividends split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like (but excluding any exercise of Source Stock Options) (each an "Adjustment Event"), the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Sterling shall receive upon exercise of the Option the number and class of shares, other securities or property that Sterling would have received in respect of the shares of Source Common Stock subject to the Option if the Option had been exercised and the Source Common stock subject to the Option had been issued to Sterling immediately prior to such Adjustment Event or the record date therefor, as applicable.

      (b) Issuance of Additional Shares. In the event that any additional shares of Source Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or in connection with an Adjustment Event), the number of shares subject to the Option shall be adjusted after such issuance, so that it equals 19.9% of the number of shares of Source Common Stock then issued and outstanding without giving effect to the issuance of the Option Shares; provided, however, that nothing contained in this Section 7 shall be deemed to authorize Source to issue any shares of its Common Stock in breach of the provisions of the Merger Agreement; and provided further, that in no event shall the number of shares subject to the Option exceed 19.9% of Source's then issued and outstanding Common Stock, without giving effect to the issuance of the Option Shares.

    8.  Registration Rights.

      (a) Registration Procedure. If requested by Sterling at any time during the four-year period beginning on the date the Option first becomes exercisable, Source, as expeditiously as possible, will use its reasonable best efforts to effect the registration of the Option and Option Shares, on a form of general use under the Securities Act, in order to permit the sale or other disposition of such shares in accordance with the intended method of sale or other disposition requested by Sterling and by any underwriter selected by Sterling; provided, however, that Source shall not be required to register the Option Shares under the Securities Act (i) on more than one occasion during any calendar year or on more than two occasions during the term of this Agreement, (ii) prior to the earlier of termination of the Merger Agreement pursuant to Article VIII thereof or the occurrence of a Purchase Event, or (iii) within 120 days after the effective date of a registration with respect to which Sterling exercised "piggy-back" rights under this Section 8(a). Source will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary

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  to effect such sales or other dispositions. The obligations of Source hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 180 days in the aggregate if the Board of Directors of Source shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require a special audit of Source or any of its Subsidiaries or the disclosure of nonpublic information that would materially and adversely affect Source. In addition to the foregoing, Sterling shall have unlimited piggy-back registration rights relating to the Option Shares in connection with any registration of an underwritten public offering of Source Common Stock. The foregoing notwithstanding, if, at the time of any request by Sterling for piggy-back registration of the Option Shares as provided above, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters of such offering, the inclusion of the Option Shares would interfere with the successful marketing of the shares of Source Common Stock offered by Source, the number of shares represented by Option Shares which are to be covered in the registration statement may be reduced; provided, however, that after any such required reduction of the number of Option Shares to be included in such offering for the account of Sterling shall constitute at least 5% of the total number of shares to be sold by Sterling and Source in such offering in the aggregate; and provided further, that if such reduction occurs, then Source shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. All registrations effected under this Section 8(a) shall be at Source's expense, provided that each party shall pay the fees and expenses of its own legal counsel, and Sterling shall pay all underwriting discounts and broker-dealer commissions applicable to the sale of Option Shares. Sterling shall provide such information as may reasonably be necessary for Source's preparation of any registration statements.

      (b) Registration Indemnification. In connection with the filing of any such registration statement, Source shall indemnify and hold harmless Sterling and each officer, director and controlling person of Sterling or its transferee against any losses, claims, damages or liabilities, joint or several, to which Sterling and each officer, director and controlling person of Sterling or its transferee may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, including any prospectus included therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Source shall reimburse Sterling and each officer, director and controlling person of Sterling and each officer, director and controlling person of Sterling or its transferee for any legal or other expense reasonably incurred by Sterling and each officer, director and controlling person of Sterling or its transferee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Source shall not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or an alleged untrue statement or omission made in such registration statement, and any prospectus included therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of Sterling or its transferee specifically for use in the preparation thereof. Sterling or its transferee shall indemnify and hold harmless Source and each officer, director and controlling person of Source to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sterling or its transferee for use in the preparation of such registration statement, and any prospectus included therein, or any amendment or supplement thereto; and Sterling or its transferee shall reimburse Source for any legal or other expenses reasonably incurred by Source in connection with investigation or defense of any such loss, claim, damage, liability or action.

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    9.  Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of Option Shares provided in Section 2 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Source to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

    10.  Repurchase of Option.

      (a) Upon the occurrence of a Repurchase Event (as defined below) and ending four years immediately thereafter, (i) following a request of the holder or holders of the Option (the "Holder"), delivered prior to an Exercise Termination Event, Source (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence, Source shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Source Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Source Common Stock to be paid by any third party pursuant to an agreement with Source, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Source's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Source as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Source, divided by the number of shares of Common Stock of Source outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Source.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Source to repurchase the Option and any Option Shares pursuant to this Section 10 by surrendering for such purpose to Source, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Source to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 10. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Source shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Source is not then prohibited under applicable law and regulation from so delivering or with respect to which Source does not require the approval (or has obtained such approval) of its stockholders pursuant to Source's Articles of Incorporation.

      (c) To the extent that Source is prohibited under applicable law or regulation from repurchasing, or requires any approval of its stockholders to repurchase, the Option and/or the

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  Option Shares in full, Source shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Source is no longer so prohibited; provided, however, that if Source at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 10 is prohibited under applicable law or regulation from delivering, or requires any approval of its stockholders to deliver, to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, and Source hereby undertakes to use its best efforts to obtain such approval of its stockholders and all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase, the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Source shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Source is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Source Common Stock obtained by multiplying the number of shares of Source Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

      (d) For purposes of this Section 10, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Source or any purchase, lease or other acquisition of all or a substantial portion of the assets of Source, other than any such transaction which would not constitute an Acquisition Transaction or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Source Common Stock. The parties hereto agree that Source's obligations to repurchase the Option or Option Shares under this Section 10 shall not terminate upon the occurrence of an Exercise Termination Event unless no Purchase Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    11.  Miscellaneous.

      (a) Expenses. Except as otherwise provided herein, Source shall bear and pay all costs and expenses incurred by it or on its behalf, or by Sterling or on its behalf, in connection with the transactions contemplated hereunder, including fees and expenses of financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing

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  Sterling may assign in whole or in part the Option, and its rights and obligations hereunder, subject to the express provisions hereof.

      (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reliable overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to Sterling:	Daniel G. Byrne Chief Financial Officer Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201

with a copy to:	Witherspoon, Kelley, Davenport & Toole, P.S. 1100 U.S. Bank Building Spokane, Washington 99201 Attn: Donald J. Lukes

If to Source:	D. Michael Jones President and Chief Executive Officer Source Capital Corporation 8811 East Mission Avenue Spokane, Washington 99212

with a copy to:	Paine Hamblen Coffin Brooke & Miller, LLP 717 W. Sprague, Suite 1200 Spokane, Washington 99201 Attn: Thomas L. McKeirnan, Esq.

A party may change its address for notice purposes by written notice to the other party hereto. All such notices and communications shall be deemed delivered when received by all parties entitled to such receipt hereunder.

      (f)  Extension of Time. All time periods specified herein shall be extended, if necessary, by the length of time required for any necessary governmental approval to be sought and received or governmental notice to be given and the waiting period to expire, provided that any governmental application or notice shall be made or given promptly. All of the parties hereto shall use their reasonable best efforts to secure any required governmental approval and to give any required governmental notice. Notwithstanding anything to the contrary contained herein, no party shall be required to proceed with any transaction described herein if any required governmental approval is not obtained or if, upon the giving of any required governmental notice, the notified governmental agency prohibits any such transaction. If any required governmental approval is not obtained or if a governmental agency prohibits any such transaction upon receipt of a required notice, the decision to appeal such governmental action shall be solely that of Sterling; provided, however, that Sterling shall bear all of the costs and expenses, including legal and accounting fees, incurred by any of the parties hereto in prosecuting such an appeal. Periods of time that otherwise would run under the terms of this Agreement shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

      (g) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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      (h) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Source and that this Agreement may be enforced by Sterling through injunctive or other equitable relief.

      (i)  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Washington applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

    12. Limitation on Total Profit. Notwithstanding any other provision herein, in no event shall Sterling's "Total Profit" (as defined below) exceed $500,000. In the event the Total Profit would exceed such amount, Sterling shall, as its sole election, (a) reduce the number of Option Shares subject to the Option, (b) deliver Option Shares, valued at fair market value at the time of delivery, received upon an exercise of the Option to Source for cancellation, (c) pay an amount of cash to Source, or (d) do any combination of the foregoing so that the actual realized Total Profit shall not exceed $500,000. "Total Profit" shall mean the aggregate (before taxes) of (i) any amount received pursuant to Source's repurchase of the Option (or any portion thereof), (ii) any amount received pursuant to Source's repurchase of the Option Shares (less the purchase price for such shares), (iii) any net cash received pursuant to the sale of Option Shares received by Sterling in any exercise of the Option to any third party (less the purchase price of such shares), (iv) any amounts received on transfer of the Option or any portion thereof to a third party and (v) any equivalent amounts received with respect to the adjustment of Option pursuant to Section 7.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

STERLING FINANCIAL CORPORATION
By
Harold B. Gilkey Chairman and Chief Executive Officer
SOURCE CAPITAL CORPORATION
By:
D. Michael Jones President and Chief Executive Officer

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Annex C

Feldman Financial Advisors, Inc.

1725 K Street, NW  •  Suite 205
Washington, DC 20006
(202) 467-6862  •  fax (202) 467-6963

June 28, 2001 Board of Directors
Source Capital Corporation
1825 N. Hutchinson Road
Spokane, WA 99212

Members of the Board:

    Source Capital Corporation ("Source"), Sterling Financial Corporation ("Sterling"), and Sterling Interim Corporation, a Washington corporation in formation that will be a wholly-owned subsidiary of Sterling ("Sub") have entered into an Agreement and Plan of Merger ("Agreement") dated as of June 27, 2001. The Agreement provides, among other things, for the merger (the "Merger") of Sub with and into Source, with Source being the surviving corporation in the merger. As set forth in the Agreement, at the Effective Time, each share of Source Common Stock will be converted into and exchangeable for a number of shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock") determined by dividing: (i) the quotient of $9.7 million divided by the Average Closing Price of Sterling common stock (as defined in the Agreement) by (ii) 1,293,604. No more than 692,860 shares of Sterling Common Stock nor less than 524,000 shares of Sterling Common Stock shall be issued or become issuable in connection with the Merger. You have asked us to advise you with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Source Common Stock.

    Feldman Financial Advisors, Inc. ("Feldman Financial") specializes in providing financial advisory and consulting services to financial services companies. As part of our business, we are regularly engaged in the independent valuation of businesses and securities in connection with merger and acquisition transactions, initial public offerings, private placements, and recapitalizations. In rendering this opinion pursuant to our engagement, we will receive a fee from Source for our services. Feldman Financial was not engaged and did not participate in any negotiations that resulted in the Merger.

    During the course of our engagement, we reviewed and analyzed publicly available and confidential materials bearing upon the financial and operating conditions of Source, and material prepared in connection with the proposed transaction, including, but not limited to, the following: the Agreement; certain historical financial information concerning Source; the terms of recent merger and acquisition transactions involving companies that we considered relevant; historical trading prices and activity for Source Common Stock; and financial and other information provided to us by the management of Source. With respect to Sterling, we reviewed and relied upon publicly available information regarding the financial condition and operations of Sterling and the performance of its stock price.

    In the course of our review, we have relied upon and assumed the accuracy and completeness of all the financial and other information that was provided to us by Source or their representatives or was available to us from securities filings at the Securities and Exchange Commission. We did not

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independently verify and have relied on and assumed that the aggregate allowance for loan and lease losses set forth in the balance sheet of Source at March 31, 2001 was adequate to cover such losses and complied fully with applicable accounting and sound business practices as of the date of such financial statements. We were not retained and did not conduct a physical inspection of any of the properties or facilities of Source, nor did we make any independent evaluation or appraisal of the assets, liabilities, or prospects of Source, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

    In addition, we have discussed financial projections with Source's senior management for the purpose of reviewing the future prospects of Source. We assumed that, as of the date such projections were prepared, they were reasonably prepared reflecting the best estimates and judgements of the management of Source as to the future operating and financial performance of Source. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. Additionally, we performed such other studies, analyses, and examinations as we deemed appropriate. We also took into account our assessment of general market and financial conditions and our experience in other transactions, as well as our knowledge of the specialty finance industry and our general experience in securities valuations.

    We have also assumed that there has been no material adverse change in Source's or Sterling's assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to us by Source, Sterling, or available from public sources. Our opinion is necessarily based upon economic, market, monetary, and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof. We have agreed to update this opinion at the time the Proxy Statement regarding the Agreement is mailed to Source's shareholders. Other than this update, we do not have any other obligation to update, revise, or reaffirm our opinion. We are not expressing any opinion as to the actual value of Sterling Common Stock when issued to the holders of Source Common Stock or the prices at which Sterling Common Stock will trade at any time.

    It is understood that this letter is for the information of the Board of Directors and we are not expressing any opinion herein as to the relative merits of the Merger, nor does our opinion constitute a recommendation to any holder of Source's Common Stock as to how such stockholder should vote with respect to the Merger at any meeting of stockholders of Source.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Source Common Stock.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

By:	/s/ TRENT R. FELDMAN Trent R. Feldman, President

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ANNEX D

DISSENTERS' RIGHTS

    Chapter 23B.13 of the Washington Business Corporation Act

23B.13.010 Definitions

    As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to Dissent

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

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      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

      (a) The proposed corporate action is abandoned or rescinded;

      (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      (c) he shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by Nominees and Beneficial Owners

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of Dissenters' Rights

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of Intent to Demand Payment

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

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    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' Notice

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

      (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

      (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to Demand Payment

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share Restrictions

    (1) he corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay

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each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) An explanation of how the corporation estimated the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

      (e) A copy of this chapter.

23B.13.260 Failure to Take Action

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-Acquired Shares

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if Shareholder Dissatisfied With Payment or Offer

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

      (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 3B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

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      (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court Action

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court Costs and Counsel Fees

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

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    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    Article XII of the Restated Articles of Incorporation of the registrant authorizes the registrant to indemnify any present or former director or officer to the fullest extent not prohibited by the WBCA, public policy or other applicable law. Sections 23B.8.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933. However, no present or former director or officer shall be indemnified or reimbursed (1) in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the Registrant; or (2) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (a) a court of competent jurisdiction, (b) the holders of record of a majority of the outstanding shares of the Registrant or (c) the board of directors, acting by vote of a majority of directors not parties to the same or substantially the same action, suit or proceeding, whether or not such majority constitutes a quorum. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his or her heirs, executors or administrators may be entitled as a matter of law. Those persons indemnified hereunder shall be deemed to include the heirs, legal representatives, executors and administrators of such person.

    The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined in the policy) resulting from claims brought against them for their wrongful acts in such capacities. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

    The Registrant's Restated Articles of Incorporation also provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the WBCA pertaining to unpermitted distributions to shareholders or loans to directors or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

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Item 21. List of Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, by and between Sterling Financial Corporation, Sterling Interim Corporation and Source Capital Corporation, dated as of June 27, 2001. Incorporated herein by reference to Annex A of the Proxy Statement/Prospectus included in this Registration Statement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.1 to Sterling's Form S-4 dated November 7, 1994 and incorporated by reference herein.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.2 to Sterling's Form S-4 dated November 7, 1994 and incorporated by reference herein.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling's Annual Report on Form 10-K dated February 22, 2000 and incorporated by reference herein.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Paine Hamblen Coffin Brooke & Miller, LLP (with respect to certain tax matters). Filed herewith.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this Registration Statement).
23.3	Consent of Paine Hamblen Coffin Brooke & Miller, LLP (included in Exhibit 8.2 to this Registration Statement).
23.4	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of BDO Seidman, LLP (with respect to Source Capital Corporation, Inc.). Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
99.1	Form of Proxy for Special Meeting of Stockholders of Source Capital Corporation. Filed herewith.

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99.2
Stock Option Agreement, dated as of June 27, 2001, between Sterling Financial Corporation and Source Capital Corporation. Incorporated herein by reference to Annex B of the Proxy Statement/Prospectus included in this Registration Statement.
99.3	Form of Stockholders Agreement. Filed herewith.
99.4	Form of Source Affiliate Agreement. Filed herewith.
99.5	Consent of Feldman Financial Advisors, Inc. Filed herewith.

Item 22. Undertakings.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (i) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (ii) The Registrant undertakes that every prospectus (a) that is filed pursuant to II-2 paragraph (b)(i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail

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or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 3rd day of August, 2001.

STERLING FINANCIAL CORPORATION
By	/s/ HAROLD B. GILKEY Harold B. Gilkey Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby grants a power of attorney to Daniel G. Byrne, William R. Basom and Donald J. Lukes and each of them, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities (including his capacity as a director or officer of Sterling Financial Corporation) to sign for such person, and in such person's name and capacity indicated below, any and all amendments to the Registration Statement of Sterling Financial Corporation and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or any substitute therefor may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 3, 2001.

Signature	Title

/s/ HAROLD B. GILKEY Harold B. Gilkey	Chairman of the Board and Chief Executive Officer
/s/ WILLIAM W. ZUPPE William W. Zuppe	President, Chief Operating Officer and Director
/s/ DANIEL G. BYRNE Daniel G. Byrne	Senior Vice President, Assistant Secretary, and Principal Financial Officer
/s/ WILLIAM R. BASOM William R. Basom	Vice President, Treasurer and Principal Accounting Officer
/s/ NED M. BARNES Ned M. Barnes	Secretary and Director

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/s/ RODNEY W. BARNETT Rodney W. Barnett	Director
/s/ THOMAS H. BOONE Thomas H. Boone	Director
/s/ JAMES P. FUGATE James P. Fugate	Director
/s/ ROBERT D. LARRABEE Robert D. Larrabee	Director
/s/ ROBERT E. MEYERS Robert E. Meyers	Director
/s/ DAVID O. WALLACE David O. Wallace	Director

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INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, by and between Sterling Financial Corporation, Sterling Interim Corporation and Source Capital Corporation, dated as of June 27, 2001. Incorporated herein by reference to Annex A of the Proxy Statement/Prospectus included in this Registration Statement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.1 to Sterling's Form S-4 dated November 7, 1994 and incorporated by reference herein.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 3.2 to Sterling's Form S-4 dated November 7, 1994 and incorporated by reference herein.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling's Annual Report on Form 10-K dated February 22, 2000 and incorporated by reference herein.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Paine Hamblen Coffin Brooke & Miller, LLP (with respect to certain tax matters). Filed herewith.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this Registration Statement).
23.3	Consent of Paine Hamblen Coffin Brooke & Miller, LLP (included in Exhibit 8.2 to this Registration Statement).
23.4	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of BDO Seidman, LLP (with respect to Source Capital Corporation, Inc.). Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
99.1	Form of Proxy for Special Meeting of Stockholders of Source Capital Corporation. Filed herewith.

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99.2
Stock Option Agreement, dated as of June 27, 2001, between Sterling Financial Corporation and Source Capital Corporation. Incorporated herein by reference to Annex B of the Proxy Statement/Prospectus included in this Registration Statement.
99.3	Form of Stockholders Agreement. Filed herewith.
99.4	Form of Source Affiliate Agreement. Filed herewith.
99.5	Consent of Feldman Financial Advisors, Inc. Filed herewith.

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CALCULATION OF REGISTRATION FEE
PROXY STATEMENT/PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE STERLING/SOURCE MERGER
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS
Summary of the Transaction
SELECTED FINANCIAL DATA OF STERLING
SELECTED FINANCIAL DATA OF SOURCE
RISK FACTORS
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA (UNAUDITED)
THE SOURCE SPECIAL MEETING
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THE MERGER AGREEMENT
RELATED AGREEMENTS
COMPARISON OF RIGHTS OF HOLDERS OF SOURCE COMMON STOCK AND STERLING COMMON STOCK
RIGHTS OF DISSENTING SOURCE SHAREHOLDERS
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF SOURCE
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
ANNEX A AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN STERLING FINANCIAL CORPORATION AND SOURCE CAPITAL CORPORATION DATED AS OF JUNE 27, 2001
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SOURCE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STERLING
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
ANNEX B THE TRANSFER OF THE OPTION AND THE OPTION SHARES REFERRED TO HEREIN ARE SUBJECT TO RESTRICTIONS SET FORTH HEREIN.
STOCK OPTION AGREEMENT
Annex C
ANNEX D DISSENTERS' RIGHTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS